***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 230.406

EXECUTION VERSION
Dated 24 March 2015
TELEFONICA S.A. (the Vendor) and HUTCHISON 3G UK INVESTMENTS LIMITED (the Purchaser) and HUTCHISON 3G UK HOLDINGS (CI) LIMITED (MergeCo)
AGREEMENT for the sale and purchase of the entire issued share capital of TELEFONICA EUROPE PLC

Table of Contents

Contents Page

1 DEFINITIONS AND INTERPRETATION	1
2 SALE AND PURCHASE OF SHARES	21
3 CONDITIONS TO COMPLETION AND COMPLETION	22
4 VENDOR’S WARRANTIES AND FURTHER OBLIGATIONS	41
5 PURCHASER AND MERGECO WARRANTIES AND FURTHER OBLIGATIONS	44
6 UPSIDE INTEREST SHARING	64
7 MISCELLANEOUS PROVISIONS	64
SCHEDULE 1 THE COMPANY	73
SCHEDULE 2A SUBSIDIARIES	74
SCHEDULE 2B JV COMPANIES	86
SCHEDULE 2C NEW PERIMETER COMPANIES	90
SCHEDULE 3 WARRANTIES	93
SCHEDULE 4 COMPLETION OBLIGATIONS	111
SCHEDULE 5 LIMITATIONS	114
SCHEDULE 6 LIST OF INDIVIDUALS WITH KNOWLEDGE	120
SCHEDULE 7 UPSIDE SHARING	122
SCHEDULE 8 NET DEBT WORKING CAPITAL ADJUSTMENT	126
SCHEDULE 9 NET DEBT REFERENCE SCHEDULE	136
SCHEDULE 10 PROFORMA FINANCIAL INFORMATION	137
SCHEDULE 11 EBITDA DEFINITION	138
SCHEDULE 12 WORKING CAPITAL REFERENCE SCHEDULE	139
SCHEDULE 13 AGREED FORM DOCUMENTS	140
SCHEDULE 14 DATA ROOM INDEX	141
SCHEDULE 15 PROPERTIES	142
SCHEDULE 16 REGISTERED OWNED IPR	143
SCHEDULE 17 KEY CONTRACTS	144
SCHEDULE 18 CAPITAL EXPENDITURE REFERENCE SCHEDULE	145
SCHEDULE 19 BALANCE SHEET MAPPING	146

THIS AGREEMENT is dated 24 March 2015 and made between:

(1)	TELEFONICA S.A., a company incorporated in Spain having its registered office at Gran Via número 28, 28013 Madrid, Spain (the “Vendor”);

(2)	HUTCHISON 3G UK INVESTMENTS LIMITED, a company incorporated in England and Wales having its registered office at Hutchison House, 5 Hester Road, Battersea, London, SW11 4AN (the “Purchaser”); and

(3)	HUTCHISON 3G UK HOLDINGS (CI) LIMITED, a company incorporated in the Cayman Islands having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1 -1104, Cayman Islands (“MergeCo”).

RECITALS

1.	The Vendor is the legal and beneficial owner of the entire issued share capital of the Company, but for one share in the Company which is held by Telefonica Capital S.A.

2.	The Vendor has agreed to sell or procure the sale of and the Purchaser has agreed to purchase and pay for the Shares on the terms and conditions contained in this Agreement.

3.	The Purchaser is wholly indirectly owned by Hutchison Whampoa Limited. MergeCo is at the date hereof wholly indirectly owned by Hutchison Whampoa Limited.

4.	Hutchison Whampoa Limited has agreed to guarantee the obligations of the Purchaser and MergeCo under this Agreement in accordance with the Purchaser Guarantee.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

Affiliate means, in respect of a company, any subsidiary or holding company from time to time of that company, any subsidiary from time to time of any such holding company or subsidiary and any entity in which such a subsidiary or holding company has any controlling or jointly controlling equity interest;

Agreed Pensions Amount means an amount agreed between the Vendor and the Purchaser;

Approved Bank means a financial institution which is a bank or a subsidiary of a bank or a financial institution and which itself has (or the bank or the financial institution which is its holding company has) a rating for its long term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Baa2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognized credit rating agency;

Assigned IPR means the Intellectual Property Rights registered in the name of O2 Holdings Limited or Telefonica UK (excluding any Registered Owned IPR), and all unregistered Intellectual Property Rights owned by the Group (i) subsisting in any materials to which such registered Intellectual Property Rights have been applied prior to the date of the Brand Carve Out; and (ii) subsisting in such registered Intellectual Property Rights, together with the goodwill associated with such Intellectual Property Rights;

*** Confidential Treatment Requested

Auctions Rules means the rules laid down by the Secretary of State for the Home Department to which Telefonica UK is subject in relation to its bid for one or more Emergency Services contracts to be procured under the Emergency Services Mobile Communications Programme;

Beacon Agreements means the network sharing agreements entered into between Telefonica UK (or any Group Companies or Excluded Companies, where applicable), and/or Vodafone (or members of the Vodafone Group) or CTIL including the Framework Agreement, the Managed Network Services Agreement, the Master Services Agreements, the Contribution Agreements, the Shareholders’ Agreement(s), the Committed Loan Facility and the Unilateral Demand Loan Facility;

Bonus Scheme Statement has the meaning given to it in clause 5.3.6(C)(1);

Bonus Scheme means the retention bonus offered to certain employees of Group Companies in connection with the transaction contemplated by this Agreement;

Brand Carve Out means the transfer of the Assigned IPR to the Vendor or a member of the Retained Group, including termination, on or before Completion, of the Telefonica Group Cost Sharing Agreement and the UK Group Trade Mark Licence as described in clause 3.8, in accordance with the Reorganisation Steps Paper under assignments and transfers in the agreed form;

Breach, in relation to a Warranty, means any instance of the Warranty, when made or given, being untrue or inaccurate in any respect;

Business Day means any day on which banks are open generally for business in Hong Kong, London and Madrid, excluding Saturdays and Sundays;

Business IPR means all Intellectual Property Rights which have been used in the 12 months prior to Completion, or at Completion are used, in relation to the business of any Group Company;

CAPEX means such capital expenditure as is incurred on the acquisition of either fixed assets (tangible and intangible) or in respect of the upgrading of fixed assets with a useful life extending beyond any relevant taxable year and includes advance payments to fixed asset suppliers and investments in fixed assets;

[***];

Carphone Warehouse Agreement means the Carphone Warehouse trading agreement entered into between Telefonica UK and The Carphone Warehouse Limited on 1 March 2012;

Cash means, as of the relevant date, with respect to the Company, on a consolidated basis and without duplication, the cash and cash equivalents (in any event, as defined under IFRS) and marketable securities (only if they can be readily converted into cash in a maximum of 30 days) as derived from the underlying books and records of the Company, less Trapped Cash;

Ceasing Pensions Employers means Telefonica Global Technology S.A., Telefonica Digital Limited and O2 Online Limited;

[***];

Company means Telefonica Europe plc, details of which are set out in Schedule 1;

*** Confidential Treatment Requested

Companies Act means the Companies Act 2006;

Competing Business means the provision of retail or wholesale (either as a network operator, mobile virtual network operator or reseller) communications services, including mobile telephony services, fixed telephony services, mobile broadband services and/or fixed broadband services in all or part of the United Kingdom;

Competition Authority means the UK Competition and Markets Authority and/or UK Secretary of State;

Completion means completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Accounts shall mean the Purchaser Completion Schedules to be prepared and adjusted in accordance with Schedule 8;

Completion Accounts Date means the last day of the month in which the Conditions are fulfilled or waived (as the case may be);

Completion Date means the date of completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Net Debt means the calculation of the Net Debt at the Completion Accounts Date as determined in accordance with Schedule 8;

Conditions means the conditions set out in clause 3.1 and referred to in clause 3.2;

Confidential Information means the Group Confidential Information and the Retained Group Confidential Information;

Consumer Credit Companies means each of giffgaff Limited, [***] and Telefonica UK;

Corporation Tax means UK corporation Tax and any other Tax levied on the income, profits or gains of a company;

CTIL means Cornerstone Telecommunications Infrastructure Limited, a company incorporated in England and Wales with registered number 08087551;

Debt means, as of the relevant date of determination with respect to the Company, on a consolidated basis and without duplication:

(a)	the outstanding principal of and premium and/or penalties (if any) and all accrued and unpaid interest in respect of indebtedness for borrowed money;

(b)	any obligations that are required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with IFRS, and the amount of indebtedness represented by such obligations will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS including, for the avoidance of doubt, liabilities related to the Macquarie Agreements;

(c)	all Debt of other persons secured by a lien, mortgage, pledge, encumbrance or charge of any kind on any asset of the Group, whether or not such Debt is assumed;

(d)	the Pensions Related Amount;

*** Confidential Treatment Requested

(e)	financial obligations evidenced by notes, bonds, debentures, loan stock or similar instruments whether convertible or not, including those incurred in connection with the acquisition of property, assets or businesses;

(f)	to the extent not otherwise included in this definition, the mark to market effect (positive or negative) of all financing related interest rate, foreign exchange and other derivative instruments to which a party is participant (or with respect to which a party has rights and/or obligations), as if they are to be terminated on Completion, and any costs and fees related to the termination of such instruments;

(g)	obligations in respect of dividends declared or other income distributions or capital distributions payable to shareholders of a Group Company;

(h)	unpaid fees with respect to carve out costs and group rationalisation costs, and the transaction contemplated by this Agreement, including for the avoidance of doubt the Pre-Completion Reorganisation;

(i)	the Debt of any other entity (including any partnership in which such person is a general partner) to the extent a Group Company is liable therefor as a result of such Group Company’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Group Company is not liable therefor;

(j)	any amounts due or payable to or receivable from any member of the Retained Group in respect of any surrender of losses or other Group Tax Relief or any Group Tax Arrangement, (which shall be a positive number if in aggregate there is a net payable balance and a negative number if in aggregate there is a net receivable balance);

(k)	obligations under sale and leaseback transactions;

(l)	payables to suppliers (i) with invoices aged more than 90 days from the invoice date; (ii) with invoices aged more than 60 days and up to and including 90 days from the invoice date, unless such payables are to suppliers with payment terms of 90 days or fewer and included in the List of 90-Day Suppliers in the agreed form; or (iii) with invoices that are overdue except to the extent of any amount of the payables that is subject to a good faith dispute that has been notified to the supplier and to the Purchaser;

(m)	obligations under any other working capital management arrangements executed for the purposes of obtaining financing excluding payment terms agreed with suppliers without explicit financial cost and excluding any sale of receivables that would be permitted under clause 3.22.2;

(n)	the outstanding principal amount in respect of receivables sold or discounted to the extent that there is recourse to any Group Company;

(o)	liabilities relating to Factoring Payables;

(p)	provisions for decommissioning and asset retirement obligations and other onerous lease provisions;

(q)	the Excess Lloyds Debt, provided that no other amounts payable or repayable on the Lloyds Notes or Lloyds Subordinated Notes shall constitute Debt;

(r)	any obligation related to O2 delisting; and

*** Confidential Treatment Requested

(s)	any management fees, brand fees, fees for services provided by Telefonica Global Roaming GmbH under the roaming service agreement dated on 5 December 2009 (as amended from time to time) and any other similar fees or recharges imposed by the Retained Group with respect to matters that are not related to the operations of the Group, excluding any Repayment Debt;

Debt Repayment Amount means the sum required to repay the Repayment Debt in accordance with clause 5.3.9(4) and paragraph 3 of Schedule 4;

Digital Mobile means Digital Mobile Spectrum Limited a company incorporated in England and Wales with registered number 08247385;

Digital Products means digital products or solutions that are currently commercialised by the Group or are intended to be commercialised by any Group Company at Completion, excluding TUGo (being (i) Smart Steps, (ii) Risk Management (aka JetSetMe), (iii) Security Hub (aka Consumer Hub or O2 Protect), (iv) International Favourites, International Extras and Calling Card, (v) World Chat, (vi) Cloud Service Broker, and (vii) any additional digital products or solutions as notified by the Vendor to the Purchaser);

Digital Products Costs means the costs associated with the relevant Digital Products, including headcount costs, headcount related costs (including travel and expenses, mobile costs, vehicles), contractors, supplier, hosting, operation and maintenance costs as well as traffic costs. Development costs incurred before the Digital Products Transition Period will not be included in the calculation of Digital Products Costs. However, if, following Completion irrecoverable cost (whether in the form of development costs, commitments to third parties, capital expenditure, operating expenditure or otherwise) (“Irrecoverable Cost”) is incurred, with the Company’s prior written consent after Completion, in order to continue providing the Digital Products during the Digital Products Transition Period, such Irrecoverable Cost will be fully included in the rechargeable costs;

Digital Products Transition Period means the twelve (12) month period following Completion;

Directors means those listed as such in Schedule 1, Schedule 2A, Schedule 2B and/or Schedule 2C (as replaced from time to time);

Disclosed means fairly disclosed in the Disclosure Letter, the Virtual Data Room or the Physical Data Room in a manner and in such detail as to enable the Purchaser to make an informed and proper assessment of the nature and scope of the matter disclosed;

Disclosure Letter means the letter dated the same date as this Agreement from the Vendor to the Purchaser disclosing exceptions to the Warranties together with all documents and information attached to it;

Dispute means any suit, action, proceedings and/or any dispute or difference which may arise out of or in connection with or which may relate in any way to any of the Transaction Documents (including any suit, action, proceedings, dispute or difference relating to the formation, interpretation or performance of any of the Transaction Documents) and Disputes shall be construed accordingly;

*** Confidential Treatment Requested

Documentation means all readable or computer or other machine readable data, specifications, input and output formats, algorithms, file structures, architecture diagrams, process flows, source code (where owned by the Retained Group), object code and technical and operational documentation;

EBT means the O2 Share Ownership Trust (formerly the mmO2 Share Ownership Trust) established by a trust deed dated 14 November 2001 and made between mmO2 plc and Computershare Trustees (C.I.) Limited and subsequently amended by a Deed of Amendment dated 21 July 2005, incorporating the Third Generation Sub Fund which was established by a Deed dated 2 March 2005 and made between mmO2 plc and Hill Samuel Offshore Trust Company Limited and subsequently amended by a Deed of Amendment dated 2 August 2011;

Employee Journeys Document means the Employee Journey document contained at document reference 4.10.5.4 of the Virtual Data Room;

Employer Debt Regulations means The Occupational Pension Schemes (Employer Debt) Regulations 2005;

Encumbrance means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement or right of third parties or an agreement or obligation to create any of the foregoing;

England RFU Agreement means the partnering agreement entered into between Rugby Football Union and Telefonica UK dated 29 March 2012;

[***];

[***];

[***];

Excess Lloyds Debt means (i) if between the date of this Agreement and 31 December 2015 one of Standard & Poor’s, Moody’s or Fitch Group indicates to the Purchaser that the Lloyds Notes and Lloyds Subordinated Notes would be treated as debt, the excess of (A) the aggregate of the outstanding principal and any accrued interest on the Lloyds Notes and the Lloyds Subordinated Notes on the Completion Accounts Date over (B) £250,000,000 or (ii) if no such indication is given to the Purchaser, zero;

Excluded Activities means the activities that are, or have been at any time prior to Completion, conducted by the Excluded Companies or by the Group in utilising the Excluded Assets;

Excluded Assets means the assets that are envisaged to be carved out of the Group prior to Completion, in accordance with the Reorganisation Steps Plan, together with any New Spectrum;

Excluded Companies means the companies that are envisaged to be transferred out of the Pre-Sale Group prior to Completion, in order to effect the creation of the Group in accordance with the Reorganisation Steps Plan, together with Wayra;

Excluded Documents means the following documents in the Virtual Data Room:

(a)	4.6.6.2.16.1 (Amendment 2 TUK-TIWS IP Transit);

(b)	4.6.6.2.16.2 (Amendment 1 TUK-TIWS IP Transit);

*** Confidential Treatment Requested

(c)	4.6.6.2.16.3 (TUK TIWS IP Transit Signature Page);

(d)	4.6.6.2.16.4 (TUK TIWS IP Transit);

(e)	4.6.6.2.15.1 (1st Amendment Telefonica UK);

(f)	4.6.6.2.15.2 (2nd Amendment Telefonica UK);

(g)	4.6.6.2.15.3 (3rd Amendment_TUK Signed Only);

(h)	4.6.6.2.15.4 (4th Amendment_TGR-Telefonica UK);

(i)	4.6.6.2.15.5 (5th Amendment TEF UK);

(j)	4.6.6.2.15.6 (Service Agreement TEF UK);

(k)	4.6.6.2.13 (TSA19_M2M and Jasper Platform);

(l)	6.4.4 (Schedule 6 TGR Roaming Financial Settlement);

(m)	6.6.3 (TGT Charges); and

(n)	6.6.4 (Summary of applications of TSA30);

Excluded Liability means (i) any liability (other than a liability to Tax) of any Group Company to the extent incurred or suffered (a) in the course of conducting the Excluded Activities; or (b) in relation to the Excluded Assets; and (ii) any liabilities of TGT to the extent not TGT Liabilities;

Existing Services Agreement has the meaning given to it in the TSA;

Expiring Property means (i) any leasehold Property where the lease expires, comes up for renewal or a break clause becomes exercisable at any time after 1 April 2016; and (ii) the Properties notified by the Purchaser to the Vendor, in writing, prior to the date of this Agreement but excluding seven properties where a break clause has been exercised before the date hereof (and in relation to which the Vendor shall consult with the Purchaser before extending or renewing the relevant lease);

Factoring Payables means any payables or other liabilities in respect of factoring or other supply chain financing arrangements either owed by a Group Company to any member of the Retained Group (including Telefonica Factoring S.A.) or pursuant to a focus factoring arrangement under which there is an explicit financial cost to the relevant Group Company;

FCA means the Financial Conduct Authority and any successor body or bodies to any part thereof;

Final Completion Net Debt means:

(a)	the Purchaser Completion Net Debt, if no notice of disagreement with respect thereto is duly delivered pursuant to paragraph 3 of Part B of Schedule 8; or

(b)	if such a notice of disagreement is delivered, as agreed by Purchaser and Vendor pursuant to paragraph 4 of Part B of Schedule 8; or

(c)	in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to paragraph 8 of Part B of Schedule 8,

*** Confidential Treatment Requested

provided that the Final Completion Net Debt shall be an amount between the Purchaser Completion Net Debt and the Vendor Completion Net Debt;

Final Group Structure means the Group as constituted on page 7 of the Reorganisation Steps Plan;

Financial Assets means, as of the relevant date of determination with respect to the Company on a consolidated basis, and without duplication the handset leasing receivable with respect to the Macquarie Agreements;

Financial Debt means any obligation (whether present or future, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money for or in respect of money borrowed or raised, by whatever means (including acceptances, bills of exchange, securities and deposits), including any outstanding costs and fees related thereto;

FSMA means the Financial Services and Markets Act 2000;

Group means the Company, the Subsidiaries and the JV Companies provided that for the purposes of the definitions of Cash, Debt, Factoring Payables, Financial Assets and Trapped Cash, clauses 3.6.7 and 3.6.8 and Warranty 7.3, Group shall exclude Weve and [***];

Group Company means the Company, any of the Subsidiaries and the JV Companies, as the case may be provided that for the purposes of the definitions of Cash, Debt, Factoring Payables, Financial Assets and Trapped Cash, clauses 3.6.7 and 3.6.8 and Warranty 7.3, Group Company shall exclude Weve and [***];

Group Confidential Information means any and all information:

(a)	which is used in or otherwise relates to the business, customer, financial or other affairs of the Group; or

(b)	in respect of which any Group Company is bound by an obligation of confidence to a third party; or

(c)	which is received or obtained as a result of a party entering into or performing, or which is supplied by or on behalf of a party in the negotiations leading to, this Agreement;

HK Listing Rules means the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange;

HMRC means Her Majesty’s Revenue and Customs;

Hong Kong means the Special Administrative Region of the People’s Republic of China;

Hong Kong Stock Exchange means The Stock Exchange of Hong Kong Limited;

ICTA Affiliate means, in relation to any party, at any time, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, that first party, where “control” has the meaning ascribed to it in section 840 of the Income and Corporation Taxes Act 1988;

IFRS means International Financial Reporting Standards as adopted by the European Union;

Incentive Plans means all outstanding share incentive, share option, profit sharing, bonus or other incentive arrangements, including employee benefit trusts, relating to any

*** Confidential Treatment Requested

employees or other workers or former employees or other former workers of the Group Companies (excluding the JV Companies);

Indemnities means the covenants to pay referred to in clauses 3.9.5, 4.9.2, 5.3.6(B), 5.4 and 5.11;

Indemnity Claim means a claim under any one or more of the Indemnities;

Independent Accountant means the independent chartered accountant appointed in accordance with paragraph 5 of Part B of Schedule 8, to resolve any dispute arising in relation to the calculation of the Final Completion Net Debt and/or the Final Completion Working Capital;

Initial Purchase Price means the amount referred to in clause 2.3(1) of this Agreement, which for the avoidance of doubt, shall be subject to adjustment and the cap referred to in clause 2.3(1) of this Agreement;

Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Intra Group Agreement means any binding contract, agreement, licence or commitment between or among any Group Company on the one hand and a member of the Retained Group on the other hand;

Irish MSA means the agreement for the operation of a mobile virtual network enabler system in the Republic of Ireland between giffgaff Limited and Telefonica Ireland Limited dated 21 June 2013;

Irish TSA means the transitional services agreement between the Vendor and Telefonica Ireland Limited dated 15 July 2014;

JV Companies means the companies listed in Schedule 2B;

Key Contracts means the contracts listed in Schedule 17;

Key Employee means each of the participants in the “critical, includes UK Board” retention category of the Bonus Scheme;

[***];

Leakage means the aggregate amounts resulting from the matters referred to in clause 3.14 but excluding any Permitted Leakage;

Lloyds Agreement means the receivables purchase agreement between, amongst others, Telefonica UK, Device Finance Collections Limited and Lloyds Bank plc dated 12 November 2013;

Lloyds Notes means the notes issued from time to time under the Lloyds Notes Purchase Agreement;

*** Confidential Treatment Requested

Lloyds Notes Purchase Agreement means the notes purchase agreement between the Company, Device Collection Limited, Lloyds Bank plc and others dated 13 November 2013;

Lloyds Receivables Financing Agreements means the Lloyds Agreement; the Subordinated Note Issuance Agreement; the deed of amendment and restatement relating to the master framework agreement and note purchase agreement between the Company (as seller, service agent and collection account trustee), Lloyds Bank plc (as arranger and facility agent) and others dated 18 November 2014; and all other agreements entered into by the Company or any other Group Company in connection with the receivables financing arrangements;

Lloyds Subordinated Note Issuance Agreement means the subordinated note issuance agreement between the Company, Device Collection Limited, Lloyds Bank plc and others dated 12 November 2013;

Lloyds Subordinated Notes means the subordinated notes issued from time to time under the Lloyds Subordinated Note Issuance Agreement;

Locked Box Claim means a claim resulting from the matters referred to in clause 3.14;

Long Stop Date means 30 June 2016, provided that where the Condition in clause 3.1.1 has been satisfied but Completion can only occur following compliance with the terms of a Commitment or Commitments offered and accepted by the Purchaser, a rolling one month extension shall automatically be granted at the end of each calendar month until the earlier of fulfilment of such Commitment(s) and 30 September 2016;

Long Term Incentive Plans means the Telefonica Performance and Investment Plan, the Telefonica Talent for the Future Share Plan, the Telefonica Global Employee Share Plan and, save for the Telefonica Restricted Share Plan, any other long term incentive plans operated by the Retained Group;

LTIP Amount means the aggregate of (i) all amounts payable to employees of any Group Company under the Long Term Incentive Plans as a result of the vesting of awards under them inclusive of any taxation and employee social security (or similar) contributions and (ii) any employer social security contributions arising in connection with the vesting of such awards under the Long Term Incentive Plans;

Macquarie Agreements means the master rental agreement and a master purchase agreement, in each case, between Macquarie Equipment Finance Limited and Telefonica UK dated 29 November 2011;

Masts means telecommunication masts consisting of all civil works, leases, passive components and active equipment and documentation as currently operated on behalf of the Group;

Material means, unless otherwise expressed, material in the context of the business, assets, liabilities or financial condition of the Group taken as a whole and Materially will be construed accordingly;

Material Contract means:

(A)	any current contract, agreement or arrangement to which a Group Company (other than Digital Mobile or Weve) is party to or bound by:

*** Confidential Treatment Requested

(a)	with a revenue or expenditure commitment exceeding £10 million per annum; or

(b)	made otherwise than in the ordinary and usual course of its business or which (whether or not, it is in the ordinary and the usual course of its business) is unusual or onerous in the context of the business of the Group or which was entered into other than on arm’s length terms (other than Intra Group Agreements); or

(c)	which confers on the counterparty a right to terminate or has other material adverse consequences as a result of any change in the control, management or shareholders of such Group Company, except, in the case of termination, where the relevant goods or services can be immediately replaced without material additional cost and without incurring material penalties; or

(d)	which has as its object or effect the prevention, restriction or distortion in competition of trade in any goods or services in any market or territory in breach of applicable competition law; or

(e)	which establishes any guarantee, indemnity, suretyship, assumption of debt, form of comfort or support (whether or not legally binding) given by a Group Company in respect of the obligations or solvency of any party other than a Group Company; or

(f)	with an unexpired term of four years or more (including the term of any extension exercisable by the counterparty without mutual consent) and with a revenue or expenditure commitment exceeding £10 million per annum over the unexpired term; or

(g)	which contains non-compete, customer or supplier non-solicit or exclusivity restrictions which have any adverse consequences for any Group Company or any Affiliate of a Group Company; or

(h)	which establishes any joint venture, consortium, legal partnership or profit (or loss) sharing (outside the ordinary course of business) agreement or arrangement, and

(B)	any current contract, agreement or arrangement to which either Weve or Digital Mobile is party to or bound by with a revenue or expenditure commitment exceeding £10 million per annum;

Material Licences means:

(a)	the Spectrum Access 2100MHz Licence, number 0268310, granted to Telefonica UK on 12 July 2013 by Ofcom;

(b)	the Spectrum Access 800MHz Licence, number 0943537/1, granted to Telefonica UK on 1 March 2013 by Ofcom; and

(c)	the Public Wireless Network Licence, number 0249663, granted to Telefonica UK on 30 January 2015 by Ofcom;

MBNL means Mobile Broadband Network Limited a company incorporated in England and Wales with registered number 06375220;

Net Debt means, without duplication with respect to the Company, the consolidated Debt less the consolidated Cash less the consolidated Financial Assets;

New Perimeter Companies means the companies listed in Schedule 2C;

*** Confidential Treatment Requested

New Spectrum means any rights to use additional spectrum acquired in the period between the date of this Agreement and Completion by any Group Company or any member of the Retained Group;

O2 Brand means O2 Trade Marks and O2 Brand Elements;

O2 Brand Elements has the meaning given to it in the Transitional Branding Agreement;

O2 Trade Marks has the meaning given to it in the Transitional Branding Agreement;

Ofcom means the UK Office of Communications;

Other Irish TSA Services means the provision of (i) Multimedia Messaging Services; (ii) Email Messaging Service – Telefonica UK; (iii) SOA Access Gateway; (iv) Email Spam Filtering; (v) Business Products – Purchases from Telefonica UK; (vi) Community Forum SoW; (vii) Data Storage SoW; and (viii) Amaris;

Owned Retained IPR means Business IPR which is owned by any Group Company, excluding any Assigned IPR;

Part 4A FSMA Permission means a permission given by the FCA under Part 4A of the FSMA;

Pension Plan Contribution Amount means an amount equal to the Agreed Pensions Amount less:

(a)	any deficit contributions paid between the date of this Agreement and Completion in accordance with the schedule of contributions (as defined in section 227 of the Pensions Act 2004) from time to time in force in respect of the Telefonica UK Pension Plan; and

(b)	any Section 75 Debts which have been paid between the date of this Agreement and Completion to the Telefonica UK Pension Plan;

Pension Schemes has the meaning given to it in paragraph 10.1 of Schedule 3;

Pensions Related Amount means the amount which would be payable by Ozone Unify Limited if it were to cease to participate in the Omnibus Section of the Railways Pension Scheme at Completion, calculated by an actuary appointed to the Railways Pension Scheme failing which an actuary appointed by the Purchaser, such appointment as agreed by the Vendor;

Pensions Trustee means Telefonica UK Pension Trustee Limited, acting as trustee of the Telefonica UK Pension Plan;

Permitted Activity means:

(a)	services to corporate customers with a presence in the United Kingdom and in one or more territories in which the Telefonica Group operates from time to time, as part of a multi-territory contract with (i) a member of the Telefonica Group or (ii) a company with whom a member of the Telefonica Group has a multi-territory agreement for the provision of multi-territory telecommunications services provided that to the extent that a Group Company provides such services to that company as at Completion pursuant to a binding contract or arrangement the Retained Group shall be restricted from providing such services to that company until the expiry or termination, if earlier of their agreement or arrangement;

*** Confidential Treatment Requested

(b)	data and/or application hosting services where such services and/or applications are hosted outside the United Kingdom;

(c)	international calling card or equivalent services, provided that such calling card or equivalent services shall not be sold directly in the United Kingdom by the Vendor or any member of the Telefonica Group;

(d)	IP-telephony services (provided they are not proactively marketed specifically targeting the United Kingdom market);

(e)	any web-based services (provided they are not proactively marketed specifically targeting to the United Kingdom market);

(f)	services that are sold by the Telefonica Group outside the United Kingdom to customers of the Telefonica Group who are not resident in the United Kingdom and who wish to use any of those services they can normally use in another territory; and

(g)	TokBox and TokBox related activities;

Permitted Encumbrance means:

(a)	any Encumbrance which arises in connection with any cash management, netting or set-off arrangement (or any arrangement for the operation of accounts entered into using a bank’s or financial institution’s standard terms and conditions for such arrangement) entered into by any Group Company in the ordinary course of business;

(b)	any Encumbrance arising by way of retention of title of goods supplied in the ordinary course of trade;

(c)	any Encumbrance over cash deposits not exceeding £10,000,000 in aggregate outstanding at any one time and required by any real property lessor from any Group Company as a deposit for the lease obligations of that Group Company;

(d)	any Encumbrance constituted by the right of a counterparty under a derivative instrument entered into by a Group Company to set off or net amounts owed under that derivative instrument;

(e)	any Encumbrance securing taxes and other governmental levies and arising by statute, but only if the taxes and levies are not overdue; and

(f)	any Encumbrance arising under the terms of a finance lease which constitutes Debt;

Permitted Leakage means:

(a)	any matter expressly provided for in the Completion Accounts;

(b)	any matter undertaken at the written request of the Purchaser or with the Purchaser’s written consent;

(c)	any payments by any Group Company to any Related Party to the extent made in the ordinary course of business, on arm’s length terms and provided that such sums do not exceed £1,000,000 per day in aggregate; and

(d)	payment of any fees, salaries and bonuses paid to any of the Vendor’s representatives on the board of each Group Company in accordance with

*** Confidential Treatment Requested

the terms of their respective service agreements to the extent that such service agreement has been Disclosed and that such payments are in the ordinary course of business and provided that such sums do not exceed £100,000 in aggregate;

Phase 2 CMA Reference means a reference by the United Kingdom Competition and Markets Authority to its chair for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;

Physical Data Room means the physical data room managed by the Vendor and its advisers as at midday (UK time) on 20 March 2015, the index to which is set out in Part B of Schedule 14 and a copy of which is delivered to the Purchaser’s Solicitors on or immediately following the date hereof;

Post-Termination Provisions means the provisions in clause 7.1 (Announcements), clause 7.2 (Confidentiality), clause 7.4 (Costs and Expenses), clause 7.6 (Whole Agreement), clause 7.8 (Remedies Cumulative), clause 7.12 (Notices), clause 7.17 (Governing Law) and clause 7.18 (Jurisdiction);

Pre-Completion Reorganisation means the reorganisation pursuant to which the Vendor shall effect the creation of the Group for delivery to the Purchaser at Completion as set forth in the Reorganisation Steps Plan, including the Brand Carve Out, the TUGo Transfer and the delivery of the TGT Carve In;

Pre-Contractual Matters will have the meaning ascribed to such term in clause 7.6.2 of this Agreement;

Pre-Sale Group means the Company, the Subsidiaries and the JV Companies and any entity in which the Company has a controlling interest at the date hereof;

Properties means the properties of the Group, certain particulars of which are set out in Schedule 15 and Property means each or any of them;

Proportionate Share means in respect of any of the JV Companies, the proportion that the number of equity shares of such JV Company held by any Group Company or, as the case may be, any Excluded Company bears to the total number of equity shares of that JV Company in issue as at the date of this Agreement;

Purchase Price Locked Box Fee means the amount calculated in accordance with clause 3.18;

Purchaser Completion Net Debt means the Purchaser’s calculation of the Net Debt;

Purchaser Completion Net Debt Schedule means a schedule setting forth the Purchaser Completion Net Debt;

Purchaser Confidential Information means any and all information:

(a)	which is used in or otherwise relates to the business, customer, financial or other affairs of the Purchaser’s Group; or

(b)	in respect of which any member of the Purchaser’s Group is bound by an obligation of confidence to a third party; or

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(c)	which is received or obtained as a result of a party entering into or performing, or which is supplied by or on behalf of a party in the negotiations leading to, this Agreement;

Purchaser’s Group means the Purchaser and any of its Affiliates;

Purchaser Guarantee means the guarantee entered into by Hutchison Whampoa Limited on the date hereof in favour of the Vendor;

Purchaser’s Solicitors means Linklaters LLP of One Silk Street, London EC2Y 8HQ;

Quartet Services means the services provided by giffgaff Limited to Telefonica Ireland Limited in relation to the Quartet Mobile Enabler Platform (as referred to in the Irish TSA);

Registered Owned IPR has the meaning given to it in Warranty 11.2;

Related Party means any member of the Telefonica Group (excluding the Group) or any employee, officer or director of any of the foregoing;

Relevant Employees means together the Relevant Group Company Employees and the Relevant Retained Group Employees (and any person employed or engaged by a Group Company in the period between the date of this Agreement and Completion in compliance with clause 3.6) and Relevant Employee is any one of them;

Relevant Group Company Employees means all of those employees employed by a Group Company as at the date of this Agreement who have consistently been wholly or mainly engaged in providing services to the Group in the 12 months prior to the date of this Agreement;

Relevant Retained Group Employees means all of those employees employed within the Retained Group by the Telefonica Group or Telefonica Digital Limited as at the date of this Agreement who have consistently been wholly or mainly engaged in providing services to the Group in the 12 months prior to the date of this Agreement;

Reorganisation Steps Plan means the agreed form steps plan in respect of the Pre-Completion Reorganisation;

Repayment Debt means the amount of Financial Debt owed by the Company to a member of the Retained Group or to a financial institution immediately prior to Completion, such amount not to exceed £6,000,000,000 in aggregate;

Restricted Area means the United Kingdom;

Restricted Period means the period of 24 months from the date of Completion;

Retained Group means the Vendor and any of its Affiliates;

Retained Group Confidential Information means any and all information:

(a)	which is used in or otherwise relates to the business, customer, financial or other affairs of the Retained Group; or

(b)	in respect of which any member of the Retained Group was, prior to the date of this Agreement and remains at the relevant time, bound by an obligation of confidence to a third party; or

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(c)	which relates to the Retained Group and is received or obtained as a result of a party entering into or performing, or which is supplied by or on behalf of a party in the negotiations leading to, this Agreement;

Scheme Employer means an employer as defined in the Employer Debt Regulations of the Telefonica UK Pension Plan;

Section 75 Debt means a debt arising in respect of the Telefonica UK Pension Plan under section 75 or 75A of the Pensions Act 1995;

Senior Leadership Team means the members of senior management discharging the roles set out in document 4.10.1.10.3.9.4 of the Virtual Data Room;

Shareholder Resolution has the meaning given in clause 3.1.5;

Shares means the entire issued share capital of the Company;

[***];

[***];

[***] Modules means the [***] related software modules, as described below:

(a)	the Core software module: (Sm2m Managed Connectivity Core). Its principal functions are SIM provisioning, SIM life cycle management and correlation between data consumption measured in the network and the sum up of DSP data (metering application level) and DMM;

(b)	the DEM software module: (Sm2m DMM). Its principal functions are Communications Hubs provisioning, Communications Hubs life cycle management, diagnostic and firmware distribution;

(c)	the Portal software module (Sm2m Web Portal). Its principal function is to expose the functionality provided by Managed Connectivity and DMM;

Sourcing Services Contract means the contract relating to the Sourcing Services Agreement between Telefonica Global Services GmbH and various third parties;

Subsidiaries means the companies listed in Schedule 2A and Schedule 2C;

Tax or taxation has the meaning given to it in the Tax Deed;

Tax Authority means any tax, revenue or fiscal authority (including HMRC) and any other statutory, governmental, state, provincial or local governmental authority, body, court, tribunal or official whatsoever (whether of the United Kingdom or elsewhere in the world) competent to impose, administer or collect any Tax or make any decision or ruling on any matter relating to Tax;

Tax Claim means (i) any claim pursuant to the Tax Deed or (ii) any Tax Warranty Claim;

Tax Deed means a deed of tax covenant to be entered into between the Vendor and the Purchaser in the agreed form;

Tax Warranty means any warranty set out in paragraph 8 of Schedule 3;

Tax Warranty Claim means a claim for a Breach of any one or more of the Tax Warranties;

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Telefonica Europe Services has the meaning given to it in the TSA;

Telefonica Group means the Vendor and its subsidiaries from time to time and Telefonica Group Company shall be construed accordingly;

Telefonica Group Cost Sharing Agreement means the agreement titled “Group Cost Sharing Agreement relating to the O2 Brand” dated 15 October 2007, between Telefonica UK, O2 Holdings Limited and Affiliates of O2 Holdings Limited;

Telefonica Group Services has the meaning given to it in the TSA;

Telefonica Transitional Licence means the amendment agreement in the agreed form to be entered into on Completion between the Vendor and Telefonica UK that amends the Trademarks User Licence Agreement dated 1 July 2014 between the Vendor and Telefonica UK;

Telefonica UK means Telefonica UK Limited;

Telefonica UK Pension Plan means The Telefonica UK Pension Plan, which is governed by a trust deed and rules dated 28 February 2013;

[***];

[***] means [***] Limited, a company incorporated in England and Wales with registered number [***];

[***];

TGT means the UK branch of Telefonica Global Technology S.A.;

TGT Carve In means the transfer of the assets of TGT and the TGT Liabilities to the Group prior to Completion;

TGT Liabilities means the liabilities of TGT to the extent incurred or suffered (a) in the ordinary course of conducting TGT’s business or (b) in relation to TGT’s assets;

The O2 Agreement means the naming rights agreement entered into between Ansco Arena Limited, The Waterfront Limited Partnership, Anschutz Entertainment Group Inc as Guarantor for Ansco Arena Limited and Telefonica UK dated 14 April 2005;

Three UK means Hutchison 3G UK Limited;

Tokbox means Tokbox, the WebRTC communications standard platform as a service providing person-to-person and group-based video services across multiple access points;

Total Purchase Price means the total purchase price for the Shares as set out in clause 2.3 of this Agreement, and, for the avoidance of doubt the Total Purchase Price shall be the Initial Purchase Price which shall be subject to adjustment in accordance with Schedule 8 and the Upside Share less any Leakage payable in accordance with clause 3.16 plus the Purchase Price Locked Box Fee;

Transaction Bonus Amount means the aggregate of (i) all amounts payable to employees of any Group Company under the Bonus Scheme (whether at or following Completion), inclusive of any taxation and employee social security (or similar) contributions and (ii) any employer social security contributions arising in connection with payments under the Bonus Scheme;

Transaction Documents means:

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(a)	this Agreement;

(b)	the Disclosure Letter;

(c)	the Tax Deed;

(d)	the Transitional Services Agreement;

(e)	the Transitional Branding Agreement;

(f)	the Telefonica Transitional Licence;

(g)	the Purchaser Guarantee; and

(h)	all documents or agreements, connected with or ancillary to any of the documents or agreements referred to at paragraphs (a) to (g) above, which are in the agreed form;

Transitional Branding Agreement means the transitional trade mark licence agreement to be entered into upon Completion between the relevant member of the Retained Group and Telefonica UK, in the agreed form;

Transitional Services Agreement or TSA means the transitional services agreement to be entered into upon Completion between the Vendor and the Company, in the agreed form at the date of this Agreement and to be further amended in accordance with clause 5.3.4;

Trapped Cash means as at the relevant date, with respect to the Company, on a consolidated basis and without duplication (i) any cash and cash equivalents, which are not capable of being lawfully spent, distributed, loaned or received by the relevant Group Company within 30 days, or if capable of being so lawfully spent, distributed, loaned or received only after a withholding, deduction, or incurrence of a cost, then the amount of such withholding, deduction or cost; (ii) any cash received from customers with respect to receivables that were subject to factoring, assignment or securitisation; and (iii) litigation deposits;

TUGo Application means the application used by the Group which extends mobile phone services to any device everywhere through the medium of an internet connection;

TUGo IPR means any Intellectual Property Rights owned by any Group Company subsisting in the TUGo Application;

TUGo Transfer means the assignment of the TUGo IPR from relevant members of the Group to a member of the Retained Group as part of the Pre-Completion Reorganisation;

UK Group Trade Mark Licence means the agreement titled “Group Trade Mark Licence” dated 15 October 2007, between Telefonica UK and O2 Holdings Limited;

Upside Share means an amount which will become payable or procured to be paid by MergeCo to the Vendor subject to and in accordance with the provisions of Schedule 7;

VAT means value-added tax;

Vendor Completion Net Debt means the Vendor’s calculation of the Net Debt;

Vendor’s Solicitors means Herbert Smith Freehills LLP of Exchange House, Primrose Street, London EC2A 2EG;

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Virtual Data Room means the Intralinks virtual data room managed by the Vendor and its advisers as at midday (UK time) on 20 March 2015, the index to which is set out in Part A of Schedule 14 and a CD-ROM containing the contents of which is delivered by the Vendor to the Purchaser on the date hereof;

Vodafone means Vodafone Limited;

Vodafone Group means Vodafone, any subsidiary or holding company from time to time of Vodafone, any subsidiary from time to time of any such holding company or subsidiary and any entity in which such a subsidiary or holding company has any controlling or jointly controlling interest;

Warranties mean the warranties in clause 4 and Schedule 3;

Warranty Claim means a claim for a Breach of any one or more of the Warranties (other than the Tax Warranties);

Wayra mean Wayra UK Limited a company incorporated in England and Wales with registered number 08083534;

Wayra Reorganisation means the disposal by Telefonica UK of its shares in Wayra to Wayra Investigacion y Desarrollo SLU on 19 December 2014;

Weve means Weve Limited a company incorporated in England and Wales with registered number 08178832; and

Working Document means the document entitled “Transitional Services Agreement – Non-Agreed Service Schedules”,

and cognate terms will be construed accordingly.

1.2	The Schedules referred to in this Agreement form an integral part of this Agreement and references to this Agreement include reference to them.

1.3	Headings are inserted for convenience only and do not affect the construction of this Agreement.

1.4	Unless expressly stated in this Agreement or the context otherwise requires, in this Agreement:

1.4.1	references to persons are deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, bodies corporate, trusts, investment funds, governments, states or agencies (in each case whether or not having a separate legal personality) wheresoever incorporated or resident, but references to individuals are deemed to be references to natural persons only;

1.4.2	the singular includes the plural and vice versa, the masculine includes the feminine and vice versa, and he or she, his or hers, him or her, where the context so admits, includes it or its, as the case may be, and vice versa;

1.4.3	subject to clause 7.12.3, reference to writing or similar expressions includes transmission by facsimile or electronic means;

1.4.4	the words “holding company” and “subsidiary” shall have the same meaning in this Agreement as their respective definitions in the Companies Act;

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1.4.5	references to Acts, statutory instruments and other legislation are to legislation operative in the United Kingdom and to such legislation, modified, consolidated, amended, supplemented or re-enacted as at the date of this Agreement and any subordinate legislation made under that legislation;

1.4.6	save where expressly provided otherwise, a reference to this Agreement, to any other document or to any specified provision of this Agreement or any other document is a reference to this Agreement, to such other document or to such provision as in force for the time being and as amended, novated or supplemented from time to time;

1.4.7	the terms “including” or “includes” will be interpreted so as not to limit the meaning of any words preceding such terms;

1.4.8	where any Warranty or confirmation is given on terms that it is given so far as the Vendor is aware or to the best of the knowledge and belief of the Vendor (or any other words equivalent or similar to this or having equivalent or similar effect), the Vendor will (subject to clause 4.1.4) be deemed to have knowledge only of anything which is actually known to any of the persons listed in Schedule 6 but, in respect of each of the individuals so named, only in relation to those of the Warranties which are specified against his name in such Schedule and will (subject to clause 4.1.4) not be deemed to have knowledge of anything known by any other persons or to have made enquiries of any other persons;

1.4.9	payments under the Indemnities or other compensatory obligation under this Agreement (each a “Payment”) are to be calculated on an after Tax basis, meaning that the amount of the Payment shall be calculated in such a manner as will ensure that, after taking into account:

(1)	the timing of and amount by which any liability to Tax of the recipient of that Payment (or any Affiliate of or person with an interest in such recipient) is actually increased as a result of the receipt of that Payment (or would have been increased but for the use or set-off of a Tax relief that does not result from the matter giving rise to that Payment);

(2)	the timing and amount of any Tax benefit or relief resulting from the matter giving rise to that Payment or the receipt of that Payment that is capable of being utilised by the recipient of that Payment (or any Affiliate of or person with an interest in such recipient); and

(3)	any Tax required to be deducted or withheld from the Payment and any additional amounts required to be paid by the payer of the Payment in consequence of such withholding,

the recipient of the Payment (or Affiliate of or person with an interest in the recipient of the Payment, as appropriate) is in no better and no worse after-Tax position as that in which it would have been if the matter giving rise to the indemnity or other compensatory obligation had not occurred;

1.4.10	if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day, such action or duty will be taken or performed on the Business Day next following such day;

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1.4.11	all references to recitals, sections, clauses, paragraphs, schedules and annexures are to recitals in, sections, clauses and paragraphs of and schedules and annexures to this Agreement;

1.4.12	all references to time are references to English time;

1.4.13	any reference to a person includes his or its successors, personal representatives and permitted assigns;

1.4.14	words such as “hereby”, “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” will, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section, clause or paragraph hereof;

1.4.15	any reference to a party or the parties is a reference to a party or the parties to this Agreement unless the context otherwise admits or requires;

1.4.16	save where expressly provided otherwise, any reference to “ordinary course of business”, “ordinary and usual course of business” or any other similar expression means the ordinary and usual course of trading conducted in a manner consistent with historical past practice over the last 24 months;

1.4.17	any reference to a matter, event or loss that “could not reasonably have been avoided or prevented” means that it could not reasonably have been avoided or prevented by a reasonable and prudent operator conducting the business of the Group; and

1.4.18	where the context requires, MergeCo and the Purchaser shall be treated as the same party for the purposes of any reference to “either party” or “the parties”.

1.5	A document is in the agreed form if it is in the form of the relevant document agreed by the parties and initialled by or on behalf of the parties hereto (or such of the parties as are party to it), and all such agreed form documents are listed in Schedule 13.

1.6	It is acknowledged and agreed by the parties that the provisions of this Agreement have been negotiated, drafted and settled jointly by and on behalf of the parties and accordingly if any question arises at any time as to the meaning, intent or interpretation of any provision or provisions of this Agreement, no presumption or burden of proof will arise in favour of or against either party solely as a result of the authorship of any of the provisions of this Agreement.

1.7	It is acknowledged and agreed by the parties that any obligation of MergeCo under this Agreement is without recourse to the Purchaser.

2	SALE AND PURCHASE OF SHARES

2.1	Sale and Purchase: The Vendor will sell as legal and beneficial owner and procure the sale by Telefonica Capital S.A. of and the Purchaser will purchase or will procure that a member of the Purchaser’s Group which is wholly owned directly or indirectly by MergeCo nominated by it by notice in writing to the Vendor will purchase with effect from Completion (such nominated person to be deemed to be the Purchaser for the purposes of each of the Transaction Documents), free from

*** Confidential Treatment Requested

all Encumbrances and together with all rights attaching now or in the future, the Shares.

2.2	Simultaneous Completion: The Purchaser will not be obliged to complete the purchase of any Shares unless the purchase of all of the Shares is completed simultaneously.

2.3	Consideration:

The total purchase price for the Shares shall be:

(1)	the initial purchase price for the Shares of £9,250,000,000 (nine billion two hundred and fifty million British Pounds) which shall be subject to adjustment in accordance with Schedule 8 and paragraph 3 of Schedule 4, provided that there shall be no net upward adjustment in accordance with Schedule 8; plus

(2)	the Upside Share which shall in addition be payable in accordance with Schedule 7 as consideration for the Shares; less

(3)	any Leakage payable in accordance with clause 3.16; plus, if any

(4)	the Purchase Price Locked Box Fee.

2.4	Purchaser’s Waiver of Right of Set-off: All amounts due and payable by the Purchaser and MergeCo under this Agreement will be paid in full without deduction or withholding other than as required by law and each of the Purchaser and MergeCo waives and relinquishes any right of set-off, counterclaim, credit, deduction or retention which it might otherwise have and will not be entitled to assert any such set-off, counterclaim, credit, deduction or retention against the Vendor in order to justify withholding payment of any such amount in whole or in part subject to Schedule 8.

3	CONDITIONS TO COMPLETION AND COMPLETION

3.1	Conditions: Completion will be subject to, and conditional upon, the following Conditions being fulfilled as soon as possible following the execution of this Agreement:

3.1.1	the Purchaser, having notified the Agreement to the European Commission under Council Regulation (EC) No 139/2004 where the Regulation applies, as soon as possible after the Agreement is executed, and:

(1)	the European Commission having confirmed that the Agreement is compatible with the internal market pursuant to Article 6(1)(b) of the Regulation either unconditionally or subject to conditions or obligations; or

(2)	following a decision under Article 6(1)(c) of the Regulation to initiate proceedings, the European Commission having confirmed that the Agreement is compatible with the internal market pursuant to Article 8(1) or 8(2) (subject to conditions or obligations) of the Regulation; or

(3)	there has been a deemed declaration in respect of the Agreement under Article 10(6) of the Regulation; or

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(4)	if the transaction contemplated by this Agreement, or any part thereof, is referred to the competent authorities of the United Kingdom under Article 4(4) or Article 9 of the Regulation, confirmation having been received in writing from the United Kingdom Competition and Markets Authority (the CMA) or, as the case may be, the Secretary of State either (i) that the CMA or, as the case may be, the Secretary of State does not intend to refer any matters arising from the Agreement for a Phase 2 CMA Reference or (ii) following a Phase 2 CMA Reference, confirmation having been received from the CMA or, as the case may be, the Secretary of State that the transaction may proceed without any undertakings, conditions or orders, or may proceed subject to the giving of such undertakings by, or the imposition of such conditions or orders on, the Purchaser as have been offered by the Purchaser in accordance with clause 3.2 below;

3.1.2	in the event that the Secretary of State has issued either a public interest intervention notice pursuant to section 42 of the Enterprise Act 2002 or a European Intervention Notice pursuant to section 67 of the Enterprise Act 2002 in respect of any matters arising from the transaction contemplated by this Agreement, confirmation having been received from the Secretary of State that the transaction may proceed without any undertakings, conditions or orders, or may proceed subject to the giving of such undertakings by, or the imposition of such conditions or orders on, the Purchaser as have been offered by the Purchaser in accordance with clause 3.2 below;

3.1.3	the Vendor having completed the Pre-Completion Reorganisation;

3.1.4	in respect of any Consumer Credit Company which has received Part 4A FSMA Permission or receives Part 4A FSMA Permission in the period between the date of this Agreement and Completion, the FCA:

(1)	having notified in writing its approval (in terms satisfactory to the Purchaser (acting reasonably)) for the purposes of section 189(4) of the FSMA to the Purchaser of; or

(2)	being treated, by virtue of section 189(6) FSMA as having been unconditionally approved,

the change in control of each of the Consumer Credit Companies;

3.1.5	the execution of a written shareholders’ approval pursuant to Rule 14.44 of the HK Listing Rules of the transaction contemplated by this Agreement (the “Shareholder Resolution”);

3.1.6	amendment, or waiver of the exclusivity and restrictive covenant provisions of the Beacon Agreements on terms reasonably acceptable to the parties;

3.1.7	subject to clause 3.5 and save as Disclosed, no Breach of any of Warranty 1, 2, 3, 4, 18.2, 18.3 (other than where a Breach of Warranty 18.3 is caused by a Commitment offered or accepted by the Purchaser) or Warranty 22 in respect of the Company or Telefonica UK having occurred or no matter having arisen which is likely with the giving of notice or the lapse of time to be a Breach of any of such Warranties in respect of the Company or Telefonica UK; and

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3.1.8	subject to clause 3.5, no order has been made by a court of competent jurisdiction which would prevent Completion occurring.

3.2	Co-operation regarding Conditions:

3.2.1	The Purchaser agrees that it will endeavour, in a timely manner, to secure the satisfaction of the Conditions set out in clauses 3.1.1, 3.1.2, 3.1.4 and 3.1.5 and the Vendor shall co-operate and assist the Purchaser in that task. The satisfaction of the Conditions set out in clauses 3.1.3 and 3.1.7 shall be the sole responsibility of the Vendor. The Vendor and Purchaser shall monitor the Condition set out in clause 3.1.8. The provisions of clause 3.2.15 shall apply to the Condition set out in clause 3.1.6.

3.2.2	If it becomes reasonably apparent that the European Commission or the Competition Authority will only adopt a decision or grant approval for the sale and purchase of the Shares subject to remedies (each a “Commitment”), the Purchaser shall only be obliged to offer reasonable Commitments in respect of clauses 3.1.1 and 3.1.2. The Purchaser and Vendor shall consult each other in advance on any remedy to be offered by the Purchaser to secure approval.

3.2.3	The Purchaser shall, where reasonable and practicable to do so, provide to the Vendor in draft form, in a timely manner so as to allow the Vendor to review and comment thereon, copies (including a copy redacted as necessary to remove any Purchaser Confidential Information) of all notifications and submissions proposed to be made to the European Commission, any Competition Authority and/or Ofcom or any other government, governmental, national, supranational, competition or antitrust body or other authority in any jurisdiction promptly after being sent or received (as the case may be). The Purchaser shall where reasonable and practicable to do so, take the Vendor’s comments duly into account.

3.2.4	The Vendor (and/or its representatives) shall be informed promptly of any proposed meeting with the European Commission, any Competition Authority and/or Ofcom and where reasonable to do so, afforded the opportunity to attend and may attend at its discretion.

3.2.5	The Purchaser shall not make any request for the referral of the assessment of the transaction from the European Commission to the competition authority of any member state, or vice-versa, without the prior written consent of the Vendor.

3.2.6	Subject to clause 3.2.2, the Purchaser shall keep the Vendor informed, in a timely and effective manner, as to the progress towards the satisfaction of the Conditions and any issue which is likely to arise in regard to obtaining such approvals. The Purchaser and Vendor shall co-operate fully in endeavouring to secure expeditious and satisfactory approval of the transaction and the satisfaction of the Conditions.

3.2.7	Subject to clause 3.2.2, the Purchaser will use reasonable endeavours to secure all necessary approvals of the transaction including taking all actions necessary or desirable to procure the fulfilment of the Conditions as soon as possible following the execution of this Agreement and for them to remain fulfilled up to and including Completion but the Purchaser or Vendor shall not be obliged to do, or undertake, anything unreasonable. The Vendor shall reasonably assist the Purchaser in securing such approvals.

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3.2.8	The Vendor shall procure that the Pre-Completion Reorganisation is completed prior to satisfaction of the Condition in clause 3.1.1 subject to clause 3.9.

3.2.9	The Condition in clause 3.1.3 will only be deemed to be satisfied once evidence of completion of the Pre-Completion Reorganisation (including delivery of the implementation documents, duly executed where applicable) has been provided to the Purchaser, in a form satisfactory to the Purchaser (acting reasonably).

3.2.10	The Vendor shall procure, to the extent within its power to do so, that each Consumer Credit Company (to the extent it has not already done as at the date of this Agreement) applies to the FCA for authorisation to conduct credit-related regulated activities (each an “FCA Application”) within the time period specified by the FCA and on the basis that will permit each Consumer Credit Company to conduct business as it does as at the date of this Agreement.

3.2.11	Prior to the submission of any FCA Application (and save in relation to giffgaff Limited provided the FCA Application is made before 31 March 2015), the Vendor and the Purchaser shall engage with the FCA to ascertain how the timing for approval of any FCA Application will correspond with the timeframe for approval of a change in control of each Consumer Credit Company.

3.2.12	The Vendor shall, to the extent within its power to do so (save to the extent that such action would result in a breach of applicable anti-trust or merger control laws and provided that nothing in this clause 3.2.12 shall require the Vendor to provide any Group Confidential Information (beyond what is set out in (1) – (3) below) to the Purchaser prior to Completion):

(1)	provide the Purchaser reasonable advance notice of the date of submission of each FCA Application together with confirmation of the permissions being sought and any material issues relating to the relevant FCA Application;

(2)	notify the Purchaser within five days of each such company submitting its application to the FCA for authorisation on a full or limited basis as applicable; and

(3)	notify the Purchaser within five days of any comments or questions raised by the FCA in respect of any FCA Application.

The Vendor shall use its reasonable endeavours to procure that each Consumer Credit Company provides the Purchaser with such information regarding the applications for authorisation as is reasonably necessary to allow the Purchaser to submit an application for approval for a change in control in respect of each Consumer Credit Company on a timely basis.

3.2.13	The Purchaser agrees that the Vendor may inform the FCA that the Purchaser has agreed to purchase the Group, including the Consumer Credit Companies, subject to various conditions including the Conditions and FCA approval. The Vendor shall notify the Purchaser within five days of each Consumer Credit Company being granted limited or full permission from the FCA following their FCA Application.

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3.2.14	In respect of any Consumer Credit Company which has received Part 4A FSMA Permission or receives Part 4A FSMA Permission in the period between the date of this Agreement and Completion, the Purchaser shall use reasonable endeavours to procure that it and each member of the Purchaser’s Group as appropriate obtains consent as a shareholder controller from the FCA in respect of each Consumer Credit Company as soon as practicable and no later than the Long Stop Date and shall notify the Vendor within five days of receiving the relevant consents from the FCA.

3.2.15	The Vendor and the Purchaser shall act in good faith and work together to obtain the amendment or waiver referred to in clause 3.1.6 above, subject to compliance with applicable competition law.

3.3	Obligation to Inform and Consult: If, at any time, either party becomes aware of a fact or circumstance that would or might reasonably prevent any of the Conditions being fulfilled, it will promptly give notice to, and consult with, the other party to this Agreement giving full details of the relevant facts or circumstances with a view to resolving such difficulties and obtaining approval.

3.4	Conditions Not Fulfilled:

3.4.1	If any of the Conditions have not been fulfilled (or, subject to the provisions of clause 3.4.3, waived by the Purchaser) or, in the case of clause 3.1.1, the terms of any Commitment offered and accepted by the Purchaser which are required to be implemented before Completion not being fulfilled such that Completion has not occurred by the Long Stop Date, this Agreement shall automatically terminate unless the parties agree otherwise in writing. The Condition set out in clause 3.1.1 cannot be waived.

3.4.2	If the Condition referred to in clause 3.1.6 of the Agreement above has not been fulfilled (or waived as provided in clause 3.4.3) by the date on which the Condition in clause 3.1.1 has been fulfilled, the parties shall negotiate in good faith to agree contractual arrangements that form a basis on which the parties are willing to proceed to Completion notwithstanding that the Condition set out in clause 3.1.6 has not been fulfilled.

3.4.3	The Condition in clause 3.1.6 may be waived by both parties acting jointly.

3.4.4	Without prejudice to any rights or obligations of the parties under this Agreement, the Vendor and the Purchaser acknowledge that this Agreement has not been entered into for the purpose of breaching the Beacon Agreements.

3.4.5	In the event of any termination pursuant to clause 3.4.1:

(1)	any rights or obligations accrued by a party up to the time of termination will not be affected by the termination;

(2)	the Post-Termination Provisions will continue to apply; and

(3)	subject to clauses 3.4.5(1) and 3.4.5(2), each party’s further rights and obligations under this Agreement will cease immediately on termination.

3.5	Opportunity to Cure: The Purchaser agrees and undertakes with the Vendor that:

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3.5.1	the Vendor shall be afforded by notice in writing from the Purchaser to the Vendor either 60 days or up until the Long Stop Date (whichever is the later) to remedy the matter giving rise to any Warranty Breach which would otherwise entitle the Purchaser to terminate this Agreement by virtue of clause 3.1.5; and

3.5.2	the Vendor shall be afforded by notice in writing from the Purchaser to the Vendor either 60 days or up until the Long Stop Date (whichever is the later) to lift or rescind any order made which would otherwise entitle the Purchaser to terminate this Agreement by virtue of clause 3.1.8.

3.6	Conduct of Business: Save to the extent that it would result in a breach of applicable antitrust and merger control laws or a Material Licence (in which case the Vendor will consult with the Purchaser regarding the relevant matter), for the period up to and including the date of Completion as regards each Group Company (other than the JV Companies), the Vendor will procure that, and in respect of the JV Companies the Vendor will procure, so far as lies within its power of procurement, that:

3.6.1	each Group Company carries on business in the ordinary course, save as otherwise agreed with the Purchaser, provided that nothing in this clause 3.6.1 will prevent the Vendor or management of the relevant Group Company from taking actions to react reasonably to market conditions or changes in the market in order to preserve the business of the relevant Group Company;

3.6.2	no Group Company issues or agrees to issue any shares, loan stock, debentures, bonds or other securities (including any options over or right to subscribe for any share or loan capital or other security) except for shares issued to another Group Company or to the Vendor or any of its Affiliates which are transferred to the Purchaser at Completion for no additional consideration;

3.6.3	no Group Company passes any resolution of members (whether in general meeting or by means of a written resolution of the members) other than any resolutions that may be necessary to give effect to the terms of this Agreement or in connection with its annual general meeting or where obliged to do so by law or to maintain its board of directors or auditors;

3.6.4	each Group Company maintains in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms in all material respects no less favourable than, those policies of insurance maintained by them as at the date of the Agreement;

3.6.5	in respect of insured employee benefits, including the Private Medical Insurance scheme and any death in service benefits, each Group Company shall use all reasonable endeavours to maintain in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms in all material respects no less favourable than, those policies of insurance maintained by them as at the date of the Agreement;

3.6.6	the Group does not sell, transfer or otherwise dispose of the whole or a substantial part of the undertaking or assets (including any Owned Retained IPR) of the Group or any material asset of the Group (save as required by law or judicial decision or order and provided that nothing herein shall prevent or limit the ability of the Group

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to sell, transfer or otherwise dispose of receivables or similar rights on a non-recourse basis in accordance with past practice);

3.6.7	other than pursuant to clause 3.22, no Group Company sells, discounts or otherwise disposes of any receivables or other working capital items other than to customers;

3.6.8	the Group does not agree to any extension to its supplier payment terms under any existing supply contract. For the avoidance of doubt, the Group can agree to any reduction of its supplier payment terms;

3.6.9	the Group Companies (or Excluded Companies, as the case may be) that are a party to the Key Contracts shall first consult with the Purchaser before taking any action (or conversely failing to take any action) to extend, renew, vary or terminate such contracts or to exercise any such right of extension, renewal, variation or termination to which it becomes entitled;

3.6.10	the Group Companies shall first consult with the Purchaser before taking any action (or conversely failing to take any action) to extend, renew or terminate, or to exercise any right of extension, renewal or termination to which it becomes entitled, under The O2 Agreement and the England RFU Agreement;

3.6.11	none of the Material Licences are amended or terminated by it;

3.6.12	no Group Company enters into a sale and leaseback arrangement in respect of an asset with a value in excess of £10,000,000;

3.6.13	no Group Company enters into any guarantee or indemnity, or creates or agrees to create, any Encumbrances (other than buying assets subject to retention of title clauses in the ordinary course of business) over any of its assets (including any Owned Retained IPR or any Group Company’s rights in any Business IPR (excluding the Assigned IPR)), except for Permitted Encumbrances, guarantees or indemnities in the ordinary course of business or to replace existing guarantees or similar instruments in place as at the date of this Agreement;

3.6.14	no Group Company enters into any contract, arrangement or commitment which is out of the ordinary course of that company’s business;

3.6.15	if any Group Company extends, renews or enters into any contract (excluding The O2 Agreement and the England RFU Agreement) pursuant to which any rights are granted to the counterparty to use the Assigned IPR in the United Kingdom for a term exceeding 12 (twelve) months from Completion, such contract shall expressly provide for the relevant Group Company to have the option of replacing the licensed Assigned IPR with alternative Intellectual Property Rights after the expiry of such 12 (twelve) month period;

3.6.16	other than an extension or renewal of the term of any lease of any Expiring Property such that the extended or renewed lease expires before 31 December 2016, no Group Company shall take any action to extend, or agree to extend, the term of the lease in respect of any Expiring Property and shall first consult with the Purchaser before taking any decision or action whether or not to exercise any break clauses or termination rights in respect of any Expiring Property, provided that where the lease of any Expiring Property is not extended or renewed or a break clause or termination right is exercised in respect of any Expiring Property in

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accordance with this clause 3.6.16, the Purchaser shall not (and shall procure that the members of the Purchaser’s Group shall not) enter into a lease in respect of such Expiring Property;

3.6.17	no Group Company employs or engages persons who will not be wholly or mainly assigned to providing services to the Group or employs or engages any person having a role of substantially equivalent status to a Key Employee or a member of the Senior Leadership Team save where an equivalent position is being replaced, or employs or engages multiple persons where to do so would increase the number of employees employed within the Group by more than 5 per cent.;

3.6.18	no Group Company will terminate the employment or engagement of a Key Employee (save in circumstances in which summary dismissal is justified);

3.6.19	save in accordance with the Employee Journeys Document, no Key Employee or any member of the Senior Leadership Team who is, or has been, wholly or mainly engaged in providing services to the Group in the period commencing from 12 months prior to the date of this Agreement shall be transferred to any member of the Retained Group;

3.6.20	no Group Company shall increase the remuneration or other benefits of any Relevant Employee, nor, save as otherwise permitted under this Agreement, make any material amendment to any Relevant Employee’s terms and conditions or the benefits offered to them, save in the ordinary course of business and for this purpose any increase in connection with an annual pay review or retention policy in each case consistent with past practice and unrelated to the transaction contemplated by this Agreement will be deemed to be ordinary course;

3.6.21	no Group Company shall:

(1)	discontinue any Pensions Schemes or commence to wind them up or terminate them or cause them to cease to admit new members, or where they do not currently accept new members, to cause them to start to admit new members;

(2)	amend any Pension Scheme in a manner which could reasonably be expected to materially increase the Group Companies’ liabilities under or in respect of such Pension Scheme or materially change the form of the benefits;

(3)	communicate to its employees generally (or a group of its employees) any material plan or intention to discontinue, wind up, amend (in a material way) or terminate any Pension Scheme or to introduce or provide any new arrangements for the provision of pension, retirement or death benefits; and

(4)	pay any material amount of benefits under any of the Pension Schemes otherwise than in accordance with the terms of the documents governing such arrangements (and not exercise any discretion to augment benefits in a way which could have a material impact on the amount of benefits paid), save to the extent that any payments are made in accordance with the documents Disclosed in the Virtual Data Room;

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3.6.22	the Group Companies shall first consult with the Purchaser and provide to the Purchaser all reasonable information requested by the Purchaser in advance of all material discussions with, and material communications to, the Pensions Trustee relating to the actuarial valuation (as defined in Part 3 of the Pensions Act 2004) of the Telefonica UK Pension Plan due as at 30 September 2014 and shall keep the Purchaser informed of all material developments in those discussions and communications;

3.6.23	no Group Company shall agree any funding or other financial support arrangements, including the actuarial valuation of the Telefonica UK Pension Plan as at 30 September 2014 (in accordance with Part 3 of the Pensions Act 2004) (the “Valuation”), with the Pensions Trustee which would or would reasonably be expected to have a materially adverse effect, directly or indirectly, on the Purchaser by reference to (i) the amount of the deficit (if any) in the Telefonica UK Pension Plan, (ii) the timing and amount of any obligations to contribute or provide any other form of financial support to the Telefonica UK Pension Plan, in each case either actual or contingent, or (iii) a target of any other measure of funding other than that used for the purposes of the Valuation, but taking into account the obligations of the Vendor under clause 4.8 to pay the Pension Plan Contribution Amount;

3.6.24	no Scheme Employer shall agree to any apportionment of any of its liabilities, or any specified amount in respect of its liabilities, in relation to the Telefonica UK Pension Plan under any mechanism provided for in the Employer Debt Regulations on or before Completion where such apportionment would, or would reasonably be expected to, have a material adverse effect, directly or indirectly, on the Purchaser;

3.6.25	save as required to facilitate the due termination of any Intra Group Agreements in accordance with the Transaction Documents, no Group Company amends or abandons its line of business;

3.6.26	all transactions entered into between a Group Company and any member of the Retained Group shall take place on an arm’s length basis;

3.6.27	neither of [***] nor Weve shall incur any additional Financial Debt where incurred solely for the purpose of distributing cash to shareholders of such entity;

3.6.28	each Group Company undertakes any implementation of the existing network sharing agreement in accordance with prudent budgetary management practices of the Group and prudent network management practices of the Group consistent with past practice existing at the date of this Agreement;

3.6.29	no Group Company shall initiate any material legal proceedings or arbitral proceedings save in the ordinary course of business;

3.6.30	no Group Company shall acquire or agree to acquire any shares or other interest in any company, partnership or other venture or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

3.6.31	applications shall be made to HMRC pursuant to section 43B of the Value Added Tax Act 1994 for each member of the Retained Group which is a member of the UK VAT Group (as that term is defined in the Tax Deed) to be excluded from that VAT

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group registration and for the exclusion to take effect no later than the date of Completion;

3.6.32	insofar as any member of the Retained Group is included in such arrangements, applications shall be made to HMRC for each member of the Retained Group to be excluded from the GPA (as that term is defined in the Tax Deed) and for such exclusion to take effect no later than the date of Completion;

3.6.33	other than in the ordinary course of business or as budgeted, no Group Company shall acquire any asset at a cost in excess of £100,000 or enter into or amend any agreement or incur any commitment to do so;

3.6.34	each Consumer Credit Company carries on business in compliance with its interim permissions, Part 4A FSMA Permissions and applicable legal and regulatory requirements and will not seek to vary, cancel or impose conditions or restrictions on its interim permissions or Part 4A FSMA Permissions, without notice to the Purchaser;

3.6.35	save for the matters provided for in clause 3.7, no Group Company or member of the Retained Group shall sell or purchase or dispose of any interest in any share or loan capital or other security of any Group Company;

3.6.36	each Group Company continues to be managed in accordance with prudent budgetary management practices of the Group and prudent network management practices of the Group with the intention of maintaining the profitability of the business;

3.6.37	the Group manages its material projects and capital expenditure in accordance with prudent network management practices of the Group with the intention of managing the business as a going concern and with a view to promoting the success of the business, including maintaining appropriate levels of investment;

3.6.38	the Group manages its business with the intention of maintaining the level and quality of customer service consistent with past practice over the last 12 months and with the standards of a reasonable and prudent operator, and maintains and manages the Group’s network infrastructure and IT systems in a manner consistent with maintaining such level and quality of customer services;

3.6.39	the Group manages its business (including through the operation, maintenance, upgrade and expansion of the Group’s network and IT assets) so as to provide service levels consistent with demand from all existing and new customers and so that (except to the extent that it could not reasonably have been avoided or prevented) there is no material increase in network related complaints or network related churn over and above normal levels; and

3.6.40	no Group Company attempts or agrees, conditionally or otherwise, to do or permit (whether by decision or omission or otherwise) to be done any of the foregoing in clauses 3.6.1 to 3.6.36 (unless the context otherwise requires), provided that the Vendor and any Group Company will be entitled to do any of the things restricted by this clause 3.6 (or not take a particular action, if the context so requires) with the prior written consent of the Purchaser, which consent will not be unreasonably withheld or delayed and provided that

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clauses 3.6.4. 3.6.13, 3.6.14, 3.6.21 to 3.6.24 (inclusive), 3.6.26, 3.6.29, 3.6.30 and 3.6.33 shall not apply to the Pensions Trustee acting in its capacity as trustee of the Telefonica UK Pension Plan.

3.7	Approved Actions:

The parties acknowledge that the actions set out in this clause 3.7 shall not constitute a breach of the Vendor’s obligations set out in clause 3.6 above and the Purchaser agrees and acknowledges that each such action may be undertaken:

3.7.1	provided that it is undertaken solely for the purposes of effecting the Pre-Completion Reorganisation and for no other purpose;

3.7.2	fulfilling any obligation pursuant to this Agreement or any Transaction Document;

3.7.3	repayment of loans owed by the Group to the Retained Group;

3.7.4	any payment of dividends or any other kind of cash distributions in any form by any Group Company, provided that such payment is not funded by Debt of any Group Company other than Repayment Debt;

3.7.5	the transfer of employees in accordance with the Employee Journeys Document;

3.7.6	the Vendor may also make or agree that any Group Company may make certain bonus payments to key individuals with the Group Company in connection with the consummation of the transaction contemplated by this Agreement to the extent that such payments shall be included in amounts subject to the provisions relating to the Bonus Scheme; and

3.7.7	any action taken in connection with New Spectrum.

3.8	Telefonica Group Cost Sharing Agreement: The Vendor shall undertake the Brand Carve Out, including the termination, on or before Completion, of the Telefonica Group Cost Sharing Agreement and the UK Group Trade Mark Licence. The Vendor shall procure that upon the termination of the Telefonica Group Cost Sharing Agreement and the UK Group Trade Mark Licence there shall be no on-going obligations upon Telefonica UK or any other member of the Group, and (i) the Purchaser waives, and shall procure that Telefonica UK shall waive, any possible rights of claim or action or entitlements to compensation under the Telefonica Group Cost Sharing Agreement or the UK Group Trade Mark Licence; and (ii) the Vendor waives, and shall procure that any relevant member of the Retained Group shall waive, any possible rights of claim or action or entitlements against Telefonica UK or O2 Holdings Limited arising out of, or in respect of, the Telefonica Group Cost Sharing Agreement or the UK Group Trade Mark Licence. To the extent that the UK Group Trade Mark Licence is terminated before Completion, the Vendor acknowledges that the Group shall be entitled to continue using the rights licensed under the UK Group Trade Mark Licence until Completion.

3.9	Pre-Completion Reorganisation:

3.9.1	Subject to clause 3.9.4, the Vendor undertakes to procure that:

(1)	the Pre-Completion Reorganisation is implemented prior to satisfaction of the Condition in clause 3.1.1 so as to deliver the Final Group Structure;

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(2)	the Pre-Completion Reorganisation is implemented in all material respects in compliance with all applicable law; and

(3)	each member of the Telefonica Group shall take all such steps to duly execute all instruments, documents and agreements and do all such acts and things as may be reasonably necessary in connection therewith.

3.9.2	It is agreed that:

(1)	without prejudice to the obligation of the Vendor to deliver the Final Group Structure, the Vendor shall inform the Purchaser of any material changes to the Pre-Completion Reorganisation (including any steps, procedures or implementation of the Reorganisation Steps Plan) in a timely manner and to provide any reasonable information which the Purchaser may from time to time request in respect thereof; and

(2)	to the extent that any Tax clearance, consent, arrangements, agreements, special methods and/or elections are sought by the Vendor or any Group Company in connection with the Pre-Completion Reorganisation, the Vendor shall provide the Purchaser with a draft submission (and any other correspondence with the Tax Authority related thereto), in a timely manner so as to allow the Purchaser to review and comment thereon and the Vendor shall, where reasonable and practicable to do so, take the Purchaser’s comments duly into consideration.

3.9.3	The Vendor covenants that at Completion the New Perimeter Companies shall each have assets in excess of the aggregate of their actual and contingent liabilities (including Tax liabilities). Any liabilities of a New Perimeter Company to the extent arising under the Beacon Agreements as a result of Completion occurring shall be excluded from the calculation of these entities’ actual and contingent liabilities for the purposes of the covenant set out in this clause 3.9.3.

3.9.4	The Vendor shall not amend the Final Group Structure in any way without first obtaining the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed. It shall be unreasonable for the Purchaser to withhold or delay consent in the event that the proposed change is immaterial in the context of the Group as a whole and provided that the Purchaser is fully indemnified for any losses or liabilities arising out of such change.

3.9.5	The Vendor covenants to pay to the Purchaser by way of adjustment to the purchase price for the Shares an amount equal to (to the extent not provided for in the Completion Accounts) an amount of (a) any Excluded Liabilities assumed, performed or discharged by a Group Company and any losses of the Purchaser or any Group Company arising from any Excluded Liability; and (b) all liabilities (other than Tax liabilities (the regime in relation to which is provided for in the Tax Deed)) and losses of the Purchaser and any Group Company to the extent arising from the Pre-Completion Reorganisation or the Wayra Reorganisation (including, for the avoidance of doubt any steps taken, or required to be taken, under clause 5.3.10), provided that (A) the fees and disbursements of advisers reasonably incurred in connection with investigating, rectifying, defending or settling any litigation, arbitration commenced or threatened as a result of such loss shall be liabilities for the purpose of this clause 3.9.5; and (B) any liability to the extent due by any

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Group Company to another Group Company or to the extent due by any Group Company to the Purchaser or by the Purchaser to any Group Company, whether or not arising pursuant to the Pre-Completion Reorganisation or the Wayra Reorganisation shall not be liabilities for the purpose of this clause 3.9.5.

3.9.6	The Purchaser agrees and undertakes with the Vendor that before claiming under clause 3.9.5 the Vendor shall be afforded by notice in writing from the Purchaser to the Vendor 60 days to remedy the matter giving rise to any claim under clause 3.9.5.

3.9.7	The parties agree that the TUGo Transfer shall be limited to an assignment of the TUGo IPR and shall not include any warranties (express or implied), or impose any on-going obligations on any member of the Group.

3.10	Co-operation regarding integration: To the extent: (i) permitted by applicable antitrust and competition laws, and (ii) not unreasonably interfering with the operations of the business of the Group, the Vendor shall use its reasonable endeavours to procure (and in respect of the JV Companies, so far as lies within its power of procurement) that from the date of this Agreement and until Completion, the Group Companies:

3.10.1	provide to the Purchaser upon the Purchaser’s written request all information reasonably required by the Purchaser in order to plan and prepare the integration process of the business of the Group Companies with the business of the Purchaser’s Group provided that such information shall only be disclosed to members of a suitable clean team consisting of external advisors and properly separated employees of a member of the Purchaser’s Group, in each case being bound by the clean team confidentiality obligations agreed between the parties;

3.10.2	accept upon the Purchaser’s written request that at least 10 (but up to 20) employees of the Group become members of a clean team that shall be bound by the clean team confidentiality obligations agreed between the parties and assist the Purchaser in the planning and preparation of the integration process of the business of the Group Companies with the business of the Purchaser’s Group; and

3.10.3	provide the Purchaser (through the members of a super clean team) within 30 days of the date of this Agreement a list of all of the locations on which the Group maintains the Masts, together with such other information regarding the Masts as the Purchaser may reasonably request.

3.11	Restrictions in certain Material Contracts: The Vendor shall use all reasonable endeavours (and the Purchaser shall use reasonable endeavours to provide on a timely basis such information, cooperation and assistance to the Vendor in this regard) in order to obtain from the counterparties to the following agreements:

(1)	waiver of the change of control rights in the [***];

(2)	waiver of the change of control provisions (including the put option and call option rights) in the [***] and the consequential termination rights in the [***];

(3)	waiver of the change of control rights in the [***]; and

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(4)	waiver of the exclusivity restrictions in the [***],

including, in each case, so that the Group may undertake or continue to undertake the business of the Group in a manner consistent in all material respects with its operation in the 12 months prior to Completion. In the case of clause 3.11(3), the obligations of the Vendor and the Purchaser shall continue until the earlier of: (i) the date that is four months following Completion; and (ii) the date of receipt of the waiver.

3.12	Co-operation regarding financing and shareholder circular: The Vendor shall provide, or shall procure that each Group Company and the directors, officers, employees and advisers (including accounting advisers and/or independent auditors) of the Vendor or, as applicable, each Group Company shall provide on a timely basis, such information, cooperation and assistance to the Purchaser in connection with: (i) the preparation of a shareholder circular of Hutchison Whampoa Limited to satisfy the requirements of the Hong Kong Stock Exchange (the “Shareholder Circular”); and (ii) any arrangement of debt financing required (a “Proposed Financing”), in each case, in connection with the transaction contemplated by this Agreement, as the Purchaser may reasonably request including the following:

3.12.1	access: upon reasonable notice and during regular business hours, giving or procuring access to senior management personnel of the Vendor to any member of the Purchaser’s Group, any advisers or accountants of such members of the Purchaser’s Group, any person providing or proposing to provide any Proposed Financing and their respective advisers (including access to any information relating to any Group Company (financial or otherwise) as may be customarily requested by: (i) parties preparing a shareholder circular satisfying the requirements of the Hong Kong Stock Exchange; and (ii) financial institutions acting as arrangers, underwriters, placing agents, facility agents, security agents, lenders under loan facilities or purchasers of notes, bonds or other debt capital markets securities under any Proposed Financing (including any financial information customarily required to be included in any offering documents to consummate the offering of notes, bonds or other debt capital markets securities similar in nature to the Proposed Financing under all applicable law));

3.12.2	management and advisers participation in meetings: upon reasonable notice procuring the senior management of any Group Company and any relevant advisers of members of the Group (including independent auditors, where relevant, but subject, in any event, to the auditor’s internal policies) to participate in a reasonable number of meetings with and giving a reasonable number of presentations to prospective lenders or arrangers or investors, participate in a reasonable number of rating agency meetings, in each case, in connection with the syndication or marketing of any Proposed Financing;

3.12.3	preparation of information and closing documents: providing or procuring the assistance of employees, officers or other senior management of any Group Company and their respective advisers (including accounting advisers and/or independent auditors) to any member of the Purchaser’s Group and their respective advisers and accountants and any financing sources of the Purchaser and their advisers in the preparation of: (i) any materials, valuations, reports,

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accounts or other information required to be or customarily included in the Shareholder Circular; and (ii) marketing materials, presentations and any information memorandum containing information about any Group Company customarily required for the marketing of or syndication of any Proposed Financing documents, provided that, nothing in this clause 3.12 shall require the Vendor to provide assistance or cooperation to the extent it would:

(1)	not be permitted by applicable antitrust and competition laws;

(2)	unreasonably interfere with the operations and the day-to-day management of the business of the Group or otherwise be unduly burdensome on the Group on its own or in aggregate;

(3)	require the Vendor or any Group Company to take any action that conflicts with or violates the Vendor’s or such Group Company’s constitutional documents or any applicable law; or

(4)	result in any member of the Telefonica Group or any of their directors, officers, employees, other senior management or their respective advisers (a “Vendor Representative”) incurring any liability with respect to any matters relating to: (i) the Shareholder Circular; or (ii) any debt financing required by the Purchaser in connection with the transaction contemplated by this Agreement, and provided further that, prior to any information, cooperation or assistance being provided by any of the Vendor Representatives the Purchaser:

(1)	shall undertake not to seek the liability of any of the Vendor Representatives in respect of any information provided, reproduced or used pursuant to this clause 3.12; and

(2)	save to the extent of the Vendor Representative’s gross negligence, fraud or wilful default, covenants to pay to each of the Vendor Representatives an amount equal to any loss suffered by any Vendor Representative in respect of any claim made by any third party in respect of the information provided, reproduced or used pursuant to this clause 3.12, including without limitation for any damages, or any sums that any Vendor Representative may reasonably incur for the defence of their interests in this respect.

3.12.4	The Purchaser covenants to pay on demand by way of adjustment to the purchase price for the Shares an amount equal to all reasonable and properly incurred costs and disbursements incurred by any member of the Telefonica Group arising out of or in connection with any member of the Telefonica Group’s compliance with clause 3.12.

3.12.5	The parties acknowledge that none of the Vendor Representatives shall be required to take any responsibility for the contents of the Shareholder Circular under the HK Listing Rules or other applicable laws, including any forward looking information.

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3.12.6	No information in respect of the Telefonica Group shall be included by the Purchaser in the Shareholder Circular and no amendment or supplement to any information provided by the Vendor for inclusion in the Shareholder Circular shall be made without the prior written approval of the Vendor, such approval not to be unreasonably withheld or delayed.

3.12.7	The Purchaser shall provide the Vendor with a reasonable opportunity to review and comment on the each draft of the Shareholder Circular prior to filing of that draft with the Hong Kong Stock Exchange. To the extent that the Shareholder Circular contains non-public information regarding the Telefonica Group or the Group then the Shareholder Circular shall be subject to the prior approval of the Vendor (such approval not to be unreasonably withheld or delayed). In the event that the Vendor unreasonably withholds or delays such approval, the Purchaser may include such information in the Shareholder Circular as the HKSE has indicated is necessary to comply with the HK Listing Rules.

3.12.8	The Purchaser shall ensure that each party to whom information is disclosed by any member of the Telefonica Group or any of their respective officers, employees, advisers or representatives pursuant to this clause 3.12 is aware of the Purchaser’s obligations under clause 7.2.1(1) and that any such party observes such obligations of confidence and the Purchaser will be responsible for any breach of provisions of clause 7.2.1(1) by such parties or will procure that each such person enters into confidentiality agreements with the Company in terms no less strict than those contained clause 7.2.1(1).

3.12.9	The Purchaser and Vendor agree that if any public document is required to be issued in connection with any debt financing by any member of the Purchaser’s Group in connection with the transaction contemplated by this Agreement then the provisions of this clause 3.12 shall apply to that mutatis mutandis.

3.12.10	A copy of the Shareholder Resolution shall be delivered by the Purchaser to the Vendor as soon as practicable after satisfaction of the Condition in clause 3.1.5.

3.13	Completion: Completion will take place at the offices of the Vendor’s Solicitors on either:

3.13.1	the first Business Day of the month immediately following the month in which the Conditions are fulfilled or waived (as the case may be) in the event that the Conditions are fulfilled or waived (as the case may be) between the first day of the month and 00:01 on the day which is 12 Business Days before the end of the month in which the Conditions are fulfilled or waived (as the case may be); or

3.13.2	the day that is 12 Business Days following the day on which the Conditions are fulfilled or waived (as the case may be) in the event that the Conditions are fulfilled or waived after 00:01 on the day which is 12 Business Days before the end of the month in which the Conditions are fulfilled or waived (as the case may be).

3.14	Locked Box: In the event that Completion occurs in accordance with clause 3.13.2, the Vendor covenants to the Purchaser that between the Completion Accounts Date and the Completion Date (inclusive) (save to the extent it

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constitutes Permitted Leakage or save to the extent the relevant matter will be or has been taken into account in the Completion Accounts):

3.14.1	no dividend or other distribution of profits or assets (or any payments in lieu of any dividend or other distribution of profits or assets) will be declared, paid or made by any Group Company or would be treated as having been paid or made by a Group Company other than to another Group Company, whether in cash or in kind;

3.14.2	no payments will be made by or on behalf of a Group Company to or for the benefit of a Related Party;

3.14.3	no share capital of a Group Company will be redeemed, repurchased, reduced, waived or repaid or result in a payment or an agreement or obligation to make a payment to a member of any Related Party;

3.14.4	no amounts owed to a Group Company by a Related Party will be reduced, waived or forgiven;

3.14.5	no management, advisory, monitoring or other shareholder or director’s fees, charges or employee or director bonuses (including transaction bonuses) or payments of a similar nature will be paid by or on behalf of a Group Company to or for the benefit of a Related Party;

3.14.6	no changes will be made to the terms of any borrowing between a Related Party and a Group Company;

3.14.7	no indebtedness of any kind (including all accrued Interest thereon) due or owing to (or for the benefit of) any Related Party by (or on behalf of) any Group Company will be created, incurred, increased, repaid, reduced or waived save for balances arising from the ordinary course of business under agreements entered into on or before the date of this Agreement;

3.14.8	no liability, obligation or indemnity will be assumed, indemnified or incurred by any Group Company for the benefit of any Related Party;

3.14.9	there will be no change in the terms of any indebtedness of any Group Company;

3.14.10	no sale, transfer, surrender or other disposal (whether in whole or in part) or waiver of any assets, rights or other benefits or value of a Group Company will be made to any Related Party;

3.14.11	no professional fees, expenses or other costs in connection with the transaction contemplated by the Transaction Documents will be paid by or on behalf of a Group Company or for the benefit of a Related Party;

3.14.12	no agreements by any Group Company, conditionally or otherwise, to do or permit (whether by decision or omission or otherwise) to be done any of the foregoing in this clause 3.14 will be entered into; and

3.14.13	no Tax will become payable by any Group Company as a consequence of any of the foregoing in this clause 3.14.

3.15	The Vendor shall promptly notify the Purchaser in writing if it becomes aware of a payment, event or transaction which constitutes a breach of clause 3.14.

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3.16	The Vendor undertakes to pay, or procure to pay, to the Purchaser (or any Group Company as the Purchaser directs) within 10 Business Days of written demand by the Purchaser to the Vendor (together with reasonable details which evidence the Leakage), an amount in cash equal to the amount of the Leakage (as far as possible by way of repayment of the Initial Purchase Price).

3.17	For the period of six months following the Completion Date, the Vendor shall provide the Purchaser (and its agents, accountants, solicitors and other professional advisers) with reasonable access to and the right to inspect and make copies of such books, papers, records and accounting information of the Telefonica Group relating to each Group Company as the Purchaser may reasonably require to enable them to establish whether there has been compliance with or a breach of any of the provisions of clause 3.14 and with such other reasonable assistance (including, on the provision of reasonable notice, timely access to and reasonable assistance from relevant employees of the Telefonica Group) and reasonable access to accounting information including the right to make copies of such books, papers and accounting information as aforesaid as may be reasonably required for the aforesaid purpose.

3.18	Purchase Price Locked Box Fee: In the event that Completion takes place on the date set out in clause 3.13.2, the Purchaser shall pay an additional amount calculated by adding a daily amount of £1,000,000 for each day from and excluding the Completion Accounts Date to and including the Completion Date, provided that the maximum amount payable pursuant to this clause shall be £40,000,000.

3.19	Vendor’s Obligations at Completion: Upon Completion, the Vendor will carry out all of the Vendor’s obligations set out in Schedule 4, Part 1.

3.20	Purchaser’s Obligations at Completion:

3.20.1	Upon Completion, the Purchaser will pay the consideration for the Shares as provided for in clause 2.3(1) to the Vendor and will carry out all of the Purchaser’s obligations set out in Schedule 4, Part 2.

3.20.2	Payment will be made to the Vendor by way of immediately available electronic funds transfer to a bank account nominated by the Vendor or in such other manner as may be agreed in writing between the Vendor and the Purchaser and the receipt of the Vendor in accordance with the terms of this Agreement will be an absolute discharge to the Purchaser.

3.21	Completion Obligations Not Satisfied:

3.21.1	If all of the Conditions are fulfilled or waived (as the case may be) in accordance with the terms of this clause 3 and Completion does not take place in accordance with clause 3.13 as a result of any act or omission on the part of the Purchaser or, if the Purchaser is in breach of any of its obligations under clause 3.20, the Vendor may:

(1)	defer Completion to a date not later than 28 days after the date specified in clause 3.13 (or after any later date to which Completion was previously

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deferred) selected by the Vendor, in which case the provisions of this clause 3.21.1 and 3.21.2 will apply to Completion as deferred; or

(2)	by notice to the Purchaser terminate this Agreement.

3.21.2	Without prejudice to any other rights and remedies (including the remedy of specific performance) of the Vendor under or otherwise relating to this Agreement, if the Vendor elects to terminate this Agreement pursuant to clause 3.21.1:

(1)	any rights or obligations accrued by a party up to the time of termination will not be affected by the termination;

(2)	the Post-Termination Provisions will continue to apply; and

(3)	subject to clauses 3.21.2(1) and 3.21.2(2) each party’s further rights and obligations under this Agreement will cease immediately on termination.

3.21.3	If all of the Conditions are fulfilled in accordance with the terms of this clause 3 and Completion does not take place in accordance with clause 3.13 as a result of any act or omission on the part of the Vendor or, if the Vendor is in breach of any of its obligations under clause 3.19, the Purchaser may:

(1)	defer Completion to a date not later than 28 days after the date specified in clause 3.13 (or after any later date to which Completion was previously deferred) selected by the Purchaser, in which case the provisions of this clause 3.21.3 and 3.21.4 will apply to Completion as deferred; or

(2)	by notice to the Vendor terminate this Agreement.

3.21.4	Without prejudice to any other rights and remedies (including the remedy of specific performance) of the Purchaser under or otherwise relating to this Agreement, if the Purchaser elects to terminate this Agreement pursuant to clause 3.21.3:

(1)	any rights or obligations accrued by a party up to the time of termination will not be affected by the termination;

(2)	the Post-Termination Provisions will continue to apply; and

(3)	subject to clauses 3.21.4(1) and 3.21.4(2), each party’s further rights and obligations under this Agreement will cease immediately on termination.

3.22	Lloyds Arrangements:

3.22.1	The Purchaser agrees that the Company shall be permitted to sell, discount or otherwise dispose of handset receivables either:

(1)	under the Lloyds Agreement; or

(2)	to any person (including to a member of the Retained Group), and for the avoidance of doubt under a potential restructuring of the Lloyds Agreement,

subject to compliance with clauses 3.22.2, 3.22.3 and 3.22.4 (to the extent applicable).

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3.22.2	Any sale, discounting or other disposal within clause 3.22.1(2) shall be structured so that:

(1)	it shall be on a non-recourse basis;

(2)	it shall be a valid and effective transfer of title;

(3)	ownership risk transfers to the transferee of the receivable,

such that it would not be treated as debt in accordance with IFRS or by any of Standard & Poor’s, Moody’s or Fitch Group.

As soon as reasonably practicable following the date of this Agreement, the Purchaser will provide the Vendor with reasonable details of the structures it has in place for non-recourse sale, discounting or disposal of handset receivables as at the date of this Agreement.

The Vendor shall notify the Purchaser in advance of the reasonable details of the structure to be used for sale, discounting or other disposal of the handsets receivables.

3.22.3	Any sale, discounting or other disposal within clause 3.22.1(2) shall be made from time to time on the basis of sales of cohorts and on the basis that the most recent handset receivables are required to be sold first, subject to the eligibility criteria that the facility uses for sale, discounting or other disposal within clause 3.22.1(2) could require.

3.22.4	Any handset receivables subject to sale, discounting or other disposal within clause 3.22.1(1) and (2) shall be at a price reflecting the value of the relevant device with no allocation of other costs.

3.22.5	The Purchaser shall, as from Completion, procure that the Company will continue to perform the role of service agent for servicing any receivables sold, discounted or otherwise disposed of within clause 3.22.1(2), on substantially the same commercial terms, and with substantially the same service standards, as it currently performs the role of service agent under the Lloyds Receivable Financing Agreements.

4	VENDOR’S WARRANTIES AND FURTHER OBLIGATIONS

4.1	Warranties:

4.1.1	The Vendor warrants to the Purchaser that each of the Warranties set out in Schedule 3 is true and accurate and not misleading subject only to any exceptions Disclosed.

4.1.2	The Warranties are made as at the date of this Agreement and are deemed to be repeated at Completion by reference to the circumstances subsisting at such time subject to the provisions of paragraph 12 of Schedule 5 and provided that Warranties 5.6, 7, 8.16 and 18.2 are given solely as at the date of this Agreement and Warranties 18.3, 8.17 and 21.2 are given solely at Completion.

4.1.3	No right to compensation for losses shall arise in favour of the Purchaser under this clause or under the Warranties as a consequence of an event occurring or matter arising after the signing of this Agreement and before Completion which

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result in any of the Warranties (save as hereinafter provided) being untrue or inaccurate where: (i) the relevant matter, event or loss could not reasonably have been avoided or prevented by the Vendor or any Group Company or by their respective directors or employees (save with respect to Warranty 18.3 where a Breach of Warranty 18.3 is caused by a Commitment offered or accepted by the Purchaser) or (ii) the relevant matter, event or loss is a matter, event or loss which arose in the ordinary course of business of the Group) (save with respect to Warranties 1, 2, 3, 4, 18.3, 21 and 22).

4.1.4	The Warranties made at the date of this Agreement and repeated at Completion shall, insofar as they are given in respect of the JV Companies, be given on terms that they are given so far as the Vendor is aware, provided that with respect to CTIL, the Vendor shall be deemed to have knowledge of such matters as it would have discovered, had it made due and reasonable enquiries of its representatives on the CTIL board of directors, save that the following warranties shall not be so qualified:

Warranties 1, 2, 3 (save as to (b)), 4 and 22.

4.2	Limitations: The provisions, limitations and restrictions set out in Schedule 5 will apply to any Warranty Claim (other than any claim pursuant to the Tax Warranties or as excluded in Schedule 5) and subject to clause 3 of the Tax Deed to any Tax Claim to the extent that any provision, limitation or restriction in Schedule 5 is expressed to be applicable to such Tax Claim.

4.3	Co-operation:

4.3.1	The Purchaser will allow, and will cause each Group Company to allow, the Vendor and its professional advisers to investigate any matter or circumstance alleged to give rise to (or increase or extend liability under) any Warranty Claim, Indemnity Claim, Tax Warranty Claim, or any claim under the Tax Deed.

4.3.2	For the purposes of clause 4.3.1, the Purchaser will give and will cause each Group Company and each of their respective advisers to give reasonable assistance requested on reasonable notice by the Vendor including reasonable access to relevant documents or information (subject to any confidentiality restriction) in the possession of the Purchaser or the relevant Group Company.

4.3.3	The provision of co-operation, the request for co-operation or the failure to so co-operate will not be taken as prejudicing the rights of either party with regard to the validity or extent of any Warranty Claim, Indemnity Claim, Tax Warranty Claim, or any claim under the Tax Deed.

4.4	Treatment of Payments: If any payment is made by the Vendor to the Purchaser under or in respect of any breach of this Agreement including the Warranties and Indemnities or under the Tax Deed or any claim for misrepresentation, the payment will in so far as is possible be treated as a reduction in the value of the consideration payable in respect of the transfer of Shares pursuant to clause 2 of this Agreement.

4.5	Obligation to Notify: The Vendor undertakes to notify the Purchaser up to and until the Completion Date in writing promptly if it becomes aware of any circumstances arising after the date of this Agreement which would cause any

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Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any material respect provided however that any liability of the Vendor pursuant to this clause 4.5 shall be subject to the limitations on liability contained in Schedule 5 as though it were a Warranty Claim or a Tax Warranty Claim (as appropriate) and the Purchaser shall not be entitled to recover more than once in respect of a claim under this clause and the related Breach of Warranty.

4.6	Warranties Independent: Each Warranty shall be separate and independent and no Warranty shall be limited by reference to any other Warranty.

4.7	No-claims against Employees:

4.7.1	The Vendor agrees and undertakes to the Purchaser (for the Purchaser itself and as agent for each individual and entity referred to in this clause 4.7) that, except in the case of fraud, it has no rights against and shall not make any claim against any present or former employee, director, agent or officer of any Group Company or any member of the Purchaser’s Group on whom it may have relied before agreeing any term of or before entering into this Agreement or any other Transaction Document (including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties, this Agreement or any other Transaction Document).

4.7.2	The Purchaser agrees and undertakes to the Vendor that, except in the case of fraud, it has no rights against and shall not make and shall procure that no Group Company shall make, any claim against any present or former employee, director, agent or officer of any Group Company on whom it may have relied before agreeing any term of or before entering into this Agreement or any other Transaction Document (including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties, this Agreement or any other Transaction Document).

4.8         Payment to the Telefonica UK Pension Plan

4.8.1	Subject to clause 4.8.3, the Vendor shall on or before Completion pay or procure the payment to the Telefonica UK Pension Plan of an amount equal to the Pension Plan Contribution Amount.

4.8.2	The Vendor shall procure that to the extent that a Section 75 Debt has not been triggered in respect of each Ceasing Pensions Employer on or before Completion, such Section 75 Debt shall be triggered promptly at or following Completion and shall in respect of any Section 75 Debt of any Ceasing Pensions Employer use its reasonable endeavours to procure that the actuary of the Telefonica UK Pension Plan certifies the amount of such debt promptly.

4.8.3	In the event that as at Completion a Section 75 Debt has not been triggered or not been discharged (or both) for one or more of the Ceasing Pensions Employers:

(i)	no amount shall be payable under clause 4.8.1;

(ii)	the Vendor shall on or before Completion pay or procure the payment of an amount equal to the Pension Plan Contribution Amount into an escrow account for the benefit of the Pensions Trustee on customary escrow terms

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as agreed between the Vendor and the Purchaser, such agreement not to be unreasonably withheld or delayed, but which shall include terms that:

(a)	the Section 75 Debts in respect of each of the Ceasing Pensions Employers are, to the extent not already paid at or prior to Completion, paid to the Pensions Trustee for and on behalf of the relevant Ceasing Pensions Employer in satisfaction of the relevant debt promptly upon certification of each such debt by the actuary to the Telefonica UK Pension Plan and notification to the Vendor thereof;

(b)	promptly following payment of the final amount under (a) above, any amount standing to the credit of the escrow account is paid to the Pensions Trustee; and

(c)	no monies be paid out of the escrow account otherwise than to the Pensions Trustee.

4.9	Pensions obligations

4.9.1	The Vendor shall use reasonable endeavours to procure that a Section 75 Debt in respect of the Telefonica UK Pension Plan is triggered and paid by Telefonica Global Technology S.A. before Completion.

4.9.2	The Vendor covenants to pay to the Purchaser by way of adjustment to the purchase price for the Shares an amount equal to any payment made or other loss suffered or liability incurred after Completion by the Purchaser or any Group Company that is not provided for in the Completion Accounts to the extent arising from:

(1)	any exercise by the Pensions Regulator of its powers under sections 38 to 51 of the Pensions Act 2004 in relation to the Telefonica UK Pension Plan against any Group Company that is not as at Completion a Scheme Employer, in respect of any acts or failures to act by any such Group Company which occurred before Completion or in respect of any circumstances in respect of any such Group Company that exist before Completion; and

(2)	any amount payable after Completion by Telefonica UK Limited in accordance with a deed of indemnity between Telefonica UK Limited, Telefonica Global Technology S.A. and the Company dated 28 September 2011.

4.9.3	If at any time the Purchaser or any Group Company becomes aware of any exercise (whether actual or threatened) by the Pensions Regulator of his powers under sections 38 to 51 of the Pensions Act 2004 in a manner to which the provisions of clause 4.9.2(1) may reasonably be expected to apply, the Purchaser shall (and shall procure that the relevant Group Company shall):

(1)	notify the Vendor in writing of the details of such exercise by the Pensions Regulator as soon as reasonably practicable and provide such information and access to such information and access to personnel, premises, chattels, documents and records to the Vendor and its professional

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advisers as they may reasonably require relating to the applicable act, failure to act or circumstances;

(2)	co-operate and consult in good faith with the Vendor in connection with any investigation undertaken by the Pensions Regulator and any engagement with the Pensions Regulator in connection with such exercise; and

(3)	not make (and will procure that its officers and employees will not make) any admission of liability, agreement, settlement or compromise with the Pensions Regulator in relation to any such exercise of the Pensions Regulator's powers without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed).

5	PURCHASER AND MERGECO WARRANTIES AND FURTHER OBLIGATIONS

5.1	Warranties

(A)	Purchaser Warranties: The Purchaser warrants to the Vendor that at the date of this Agreement (other than clause 5.1.12) and at Completion (other than clause 5.1.11):

5.1.1	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

5.1.2	it is solvent and the payment to the Vendor of the consideration payable by it pursuant to clause 2 of this Agreement in respect of the Shares will not render it insolvent and unable to pay its debts as they fall due;

5.1.3	it has power to enter into this Agreement and each of the Transaction Documents to which it is party and to perform the obligations expressed in any such document to be assumed by it and such obligations constitute legal obligations which are valid and binding on it in accordance with the terms of such document and it has taken all necessary corporate action to authorise the execution, sealing (where required), delivery and performance of this Agreement and each of the Transaction Documents to which it is party;

5.1.4	this Agreement has been duly and properly executed by it and duly delivered as required by law;

5.1.5	none of the execution, delivery or performance of the terms of this Agreement infringes any provisions of:

(1)	any law or regulation or any order or decree of any authority, agency or court binding on it;

(2)	its memorandum and articles of association and other constitutional documents; or

(3)	any loan stock, bond, debenture or other deed, mortgage, contract, agreement, arrangement or other undertaking or instrument to which it is party or by which it is bound;

5.1.6	save as set out in this Agreement, the entering into or performance of its obligations under the Transaction Documents requires no consent, approval, order or authorisation of, or registration, declaration or filing with, or notice to, any governmental entity and no announcements, consultations, notices, reports or

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filings are required to be made in connection with the transactions contemplated by the Transaction Documents;

5.1.7	in acquiring the Shares, the Purchaser is acting as principal and not as agent, broker or nominee for any other person;

5.1.8	it is not contemplating or in the process of formulating any Warranty Claim or Tax Warranty Claim; and

5.1.9	as at the date of this Agreement, no government or governmental, quasi-governmental, supranational or state agency or regulatory body or trade union or court, tribunal or arbitrator, or any other person in any jurisdiction has:

(1)	instituted or threatened any action, suit or investigation to restrain, prohibit or otherwise challenge or interfere with the transaction proposed under this Agreement or any part thereof;

(2)	threatened to take any action as a result or in anticipation of the implementation of such transaction or any part thereof; or

(3)	enacted any statute or regulation or rule or given any ruling or judgement which would prohibit, materially restrict or materially delay implementation of such transaction,

nor, so far as the Purchaser is aware, is there any other fact, reason or circumstance which would prevent the Purchaser from consummating the transaction contemplated in this Agreement;

5.1.10	the Purchaser will, at Completion, have available to it sufficient cash resources to enable it to pay the Initial Purchase Price for the Shares as set out in clause 2.3(1) of this Agreement; and

5.1.11	so far as the Purchaser is aware, it is not subject to any requirement of law to withhold or deduct any amount from the consideration for the Shares paid pursuant to clause 2 of this Agreement (but, for the avoidance of doubt, not in respect of any Purchase Price Locked Box Fee payable under clause 3.18 or any payment which is treated as an adjustment to the consideration) for or on account of Tax;

5.1.12	the Purchaser is resident for corporate income tax purposes solely in the United Kingdom; and

5.1.13	MBNL is not an ICTA Affiliate of Three UK.

(B)	MergeCo Warranties and Covenants: At the date of this Agreement and at Completion, MergeCo warrants to the Vendor in the terms set out in clauses 5.1.1, 5.1.3 to 5.1.6 (inclusive), 5.1.9 and 5.1.11, save that any references to “Purchaser” shall be deemed to be references to MergeCo. MergeCo further warrants as at the date of this Agreement that: (a) it is wholly indirectly legally and beneficially owned by Hutchison Whampoa Limited; and (b) it is not resident for corporate income tax purposes in any jurisdiction other than Hong Kong. MergeCo further undertakes to the Vendor that, from the date hereof until Completion, it will (i) not issue any new equity or permit the transfer of any equity interests in MergeCo or otherwise introduce any equity investors into MergeCo in such a way as would be likely to materially prejudice, or delay beyond the Long Stop Date, the

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satisfaction of the Condition in clause 3.1.1; (ii) ensure that the Purchaser remains a subsidiary of Hutchison Whampoa Limited; (iii) ensure that the Purchaser is at Completion a wholly owned subsidiary of MergeCo, whether directly or indirectly; and (iv) ensure that MBNL is not an ICTA Affiliate of Three UK.

5.2	Purchaser’s Knowledge: The Purchaser hereby covenants with and undertakes to the Vendor that it will not bring any claim against the Vendor under this Agreement including the Warranties or Tax Warranties or any claim for misrepresentation where, on or before the date of this Agreement, information concerning such claim or the circumstances which give, or would or might give, rise to (or increase or extend liability under) such claim had been Disclosed. For the avoidance of doubt, this clause 5.2 does not apply to any claims under the Tax Deed or the Indemnities.

5.3	Restrictive covenants

5.3.1	Restrictions on the Vendor: In further consideration of the Purchaser entering into this Agreement, the Vendor covenants with and undertakes to the Purchaser that it will not (and will procure that no member of the Telefonica Group will) without the prior written consent of the Purchaser:

(1)	Carry on Business in Competition: at any time during the Restricted Period, carry on or be engaged, employed, concerned or interested in carrying on or assisting in any Competing Business within the Restricted Area, either on its own behalf or in conjunction with or on behalf of any other person;

(2)	Brand: at any time from Completion up to the tenth anniversary of Completion, use or allow the use of the O2 Brand (or any similar brand) in the Restricted Area, except pursuant to the Transitional Branding Agreement or where incidental to other marketing or branding by the Telefonica Group, or licensees of the Telefonica Group, targeting markets other than the United Kingdom market; and

(3)	Employees: at any time from Completion until the end of the Restricted Period, canvass, solicit, approach or entice away from the Group any officer, employee or consultant (who was in such a position at the date of this Agreement) whether or not that person would commit a breach of his contract of employment or consultancy by reason of leaving service (although any officer or employee will be entitled to respond to a public advertisement of employment without the Vendor being in breach of this clause).

5.3.2	Exceptions: The restrictions in clauses 5.3.1(1) and (3) will not operate to prohibit the Vendor from:

(1)	acquiring all or any part of any Competing Business if the acquisition of such Competing Business is part of a larger transaction and is ancillary to such acquisition (and for this purpose it will be considered as ancillary if it represents less than 20% of revenues) provided however that the Vendor shall procure the divestment of the Competing Business within 12 months

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of completion of the relevant acquisition and will continue to operate the Competing Business separately from the Telefonica Group;

(2)	holding a stake in a listed or unlisted company that develops the Competing Business in the Restricted Area provided such stake does not exceed 5% in the case of a listed company or 15% in the case of an unlisted company to the extent such stake does not grant directly or indirectly, representation at the board, management functions or any material influence in such company to the Vendor;

(3)	fulfilling any obligation pursuant to this Agreement or any Transaction Document including for these purposes the Employee Journeys Document;

(4)	carrying on or being engaged or economically interested in a Permitted Activity;

(5)	making any general solicitation, directly or through an employment agency, not specifically targeted at any such employee, director, or officer or from hiring any individual who contacts the Vendor as a result of such general solicitation;

(6)	hiring any employee, director, or officer of the Group whose employment was terminated or who has not been an employee, officer or director of the Group for at least six months prior to the date of hiring;

(7)	where an employee approaches the Telefonica Group seeking a transfer within the Telefonica Group; or

(8)	exploiting (whether by leasing, concurrent use or otherwise), transferring or otherwise disposing of New Spectrum, provided that this provision shall not qualify the restriction in clause 5.3.1(1).

5.3.3	Modification: Whilst the restrictions in clause 5.3.1 above are considered by the parties to be reasonable and indispensable in all of the circumstances as at the date of this Agreement, it is acknowledged that restrictions of that nature may be void because of changed circumstances or other unforeseen reasons; therefore, if any restrictions are held to be or are reasonably likely to be held (in the opinion of Purchaser acting reasonably) to be void by any court or regulatory authority but would be valid if part of the wording were amended or the relevant period or scope reduced, those restrictions will apply with the modifications necessary to make them valid and effective and those modifications will not affect the validity of any other restrictions in this Agreement.

5.3.4	Obligations with respect to the Transaction Documents:

(A)	TSA

(1)	Prior to Completion:

(a)	the Telefonica Group Services and the Telefonica Europe Services, shall be amended via the process described in clause 5.3.4(A)(3) where either or both of the following apply:

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(i)	Vendor and Purchaser required amendments: such addition or modification required by the Vendor or the Purchaser, as is necessary to:

a.	reflect a change in scope of an existing service;

b.	reflect the addition of a new service which is now being provided by the Retained Group to the Group or by the Group to the Retained Group (as applicable) from the period which commences after the date of this Agreement;

c.	agree the final form of the following TSAs and RTSAs as set out in section 2 of the Working Document: TSA 1, TSA 29, TSA 40, RTSA 29 and RTSA 30; or

d.	agree the final form of the following TSAs and RTSAs of schedule 1 of the TSA: RTSA 25, RTSA 26 and RTSA 27 (only regarding provision of the services on all reasonable or reasonable endeavours (as applicable)). For the sake of clarity, the rest of the terms on the aforementioned RTSAs shall remain in full force and effect unless amended via the process described in clause 5.3.4(A)(3).

In respect of clause 5.3.4(A)(1)(a)(i)(d) above, to the extent that no amendments have been requested by the Vendor or the Purchaser, the terms applicable to the provision of RTSA 25, 26 and 27, following Completion, shall be the terms set out in schedule 1 of the TSA.

(ii)	Purchaser required amendments: in respect of the Telefonica Group Services identified in TSAs 16, 17, 18, 19, 26, 27, 28, and 30 of schedule 1 of the TSA such addition or modification required by the Purchaser, as is necessary to reflect any new fact or information that has arisen from the Purchaser’s further consideration of documentation added to the Virtual Data Room after the 2 March 2015 (other than in respect of the Excluded Documents).

(b)	in accordance with the process described in clause 5.3.4(A)(3), the Purchaser may make reasonable enquiries of the Vendor, subject to any confidentiality restrictions the Vendor is bound by, in order to verify the accuracy of the charges set out in schedule 1 of the TSA in accordance with the Charging Principle, as updated by agreement between the parties from time to time.

(2)	Before the date which is two (2) months from the date of this Agreement:

(a)	the Vendor and the Purchaser shall each nominate three (3) individuals who together will comprise the “Transitional Service Committee”; and

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(b)	the Vendor and the Purchaser shall discuss in good faith with a view to agreeing the governance structure to apply during the term of the Transitional Services Agreement, as set out in schedule 3 of the TSA.

(3)	The Transitional Service Committee shall meet no less than once every two (2) months, to discuss the Telefonica Group Services and the Telefonica Europe Services (“Transitional Service Committee Meetings”). In the Transitional Service Committee Meetings:

(a)	each of the Purchaser and the Vendor shall notify the other party of any requested amendments to schedule 1 of the TSA or new services, in accordance with the principles set out in clause 5.3.4(A)(1)(a);

(b)	the Purchaser may make enquiries of the Vendor in accordance with clause 5.3.4(A)(1)(b);

(c)	the Vendor shall provide the Purchaser with regular updates on its progress in obtaining the third party consents referred to in clause 5.3.4(A)(8), and inform the Purchaser when each such third party consent has been obtained;

(d)	the Vendor shall inform the Purchaser of:

(i)	any changes (including as to scope, volume or nature) that have occurred to the services which were provided by the Retained Group to the Group, or by the Group to the Retained Group prior to the date of this Agreement, where such changes are relevant to the Transitional Services Agreement;

(ii)	any services provided by the Retained Group to the Group, or by the Group to the Retained Group, that were not being provided prior to the date of this Agreement; and

(iii)	any material discrepancies between the Telefonica Group Services and the Telefonica Europe Services set out in schedule 1 of the TSA and the manner in which such services are currently being provided between the Group and the Retained Group where such discrepancies are relevant to the Transitional Services Agreement.

(e)	each of the Purchaser and the Vendor may make reasonable requests to the other party to the extent that such requests are relevant to and necessary to understand the Telefonica Group Services and Telefonica Europe Services, and each party shall, subject to any confidentiality restrictions which it is bound by, use all reasonable endeavours to provide the other party (and its nominated representatives) with such information as requested by the other party.

The members of the Transitional Service Committee shall:

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(f)	discuss the proposed amendments pursuant to clause 5.3.4(A)(3)(a) in good faith, having regard to the Charging Principles or other principle as is agreed by the parties, with a view to determining whether any changes should be made to such applicable service schedule (TSA/RTSA) set out in schedule 1 of the TSA or whether any new service schedules (TSAs/RTSAs) are required, or whether the list of Existing Services Agreements set out in schedule 4 of the TSA needs to be amended; and

(g)	acting reasonably and in good faith, document any changes to schedule 1 of the TSA which are agreed pursuant to clause 5.3.4(A)(3)(f).

In the event that the Vendor and the Purchaser, within fifteen (15) Business Days, or as otherwise agreed by the parties, of each Transitional Service Committee Meeting, are unable to reach agreement on the changes and new services described in clause 5.3.4(A)(3)(f) either party may refer the matter for resolution by expert determination in accordance with the provisions of schedule 3 of the TSA.

(4)	Following each Transitional Service Committee Meeting, schedule 1 of the TSA shall be updated to reflect all additions or modifications that have been agreed since the previous version of schedule 1 of the TSA.

(5)	Within ten (10) Business Days before Completion:

(a)	the parties shall compile the updates to the TSA in accordance with clause 5.3.4(A)(4) and this shall constitute the final form of schedule 1 of the Transitional Services Agreement to be delivered on Completion (the “Final TSA”). The parties acknowledge that the services to be provided by the parties shall be those set out in the Final TSA; and

(b)	the parties shall discuss in good faith with a view to agreeing details which are required to (i) complete the contacts schedule set out in Annex A and Annex B of schedule 1 of the TSA and; (ii) update the Existing Services Agreements list set out in schedule 4 of the TSA.

(6)	For the sake of clarity, those Telefonica Group Services and Telefonica Europe Services set out in schedule 1 of the TSA which are not updated or modified by the Transitional Service Committee shall remain as set out in schedule 1 of the TSA

(7)	Nothing in this clause shall prevent normal conduct of business in accordance with clause 3.6, or restrict any operations of the Retained Group.

(8)	In the event that the consent of a third party will be required for the provision of a Telefonica Group Service or a Telefonica Europe Service, the Vendor will use reasonable endeavours to procure such third party consent prior to Completion.

(9)	This clause 5.3.4(A) shall not apply to the Digital Products.

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(10)	The charges payable in relation to the services provided under the TSA shall be calculated in accordance with one of the following charging principles (“Charging Principles”):

(a)	Category 1 (TSAs 2, 3, 5, 12, 13 and 23 of schedule 1 of the TSA): Digital Product Costs;

(b)	Category 2 (TSAs 1, 4, 14, 15, 16, 17, 18, 19) of schedule 1 of the TSA): the charges as set out in the Existing Services Agreement;

(c)	Category 3 (RTSA 25): the charges set out in the existing sublease arrangements;

(d)	Category 4 (TSA 11): as specified in TSA 11; and

(e)	Category 5 (applies to all services other than those referred to in (a), (b), (c) or (d), including but not limited to TSAs 26, 27, 28, 30 and 32): Costs plus five percent (5%) where “Costs” shall mean the costs incurred by the Retained Group or the Group to provide the service including, without limitation, costs of infrastructure usage and operation, external and internal expenses associated with the delivery of applicable services, in the case of Telefonica Group Services; to the Group, and in the case of the Telefonica Europe Services; to the Retained Group, or such investments made or to be made to ensure service stability, in the case of Telefonica Group Services; to the Group, and in the case of the Telefonica Europe Services; to the Retained Group, having regard to the service term and required service level as defined in the applicable service schedule of the TSA,

Irish TSA

(11)	Notwithstanding the termination notice dated 19 August 2014 served by giffgaff Limited on Telefonica Ireland Limited which would terminate the Irish MSA on 21 February 2016, in the event Completion does not take place until 21 February 2016, or later, the Vendor will procure that from the date of this Agreement until Completion, giffgaff Limited shall continue to provide Telefonica Ireland Limited with the Quartet Services in accordance with the terms of the Irish TSA and the Irish MSA.

(12)	In respect of the Other Irish TSA Services, the Purchaser and the Vendor shall discuss, in good faith, and attempt to agree to the potential procurement of the extension of the provision of the Other Irish TSA Services (which are currently provided to Telefonica Ireland Limited) until Completion.

(B)	Digital Products

In respect of each of the Digital Products:

(1)	where the Purchaser wishes the Retained Group to provide such Digital Product to a member of the Group following Completion, no later than fifteen (15) Business Days following the date of this Agreement and throughout the six (6) months following the date of this Agreement, the Vendor and the Purchaser shall negotiate, acting reasonably and in good faith, the terms (including but not limited to the

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charges) upon which a member of the Retained Group will provide each Digital Product to the Group following Completion having regard to, but without being in any way bound by, the provisions of section 1 of the Working Document that applies to each Digital Product; and

(2) in the event that:

a.	on the date which is six (6) months following the date of this Agreement, the Parties have not agreed the terms upon which a member of the Retained Group will provide a particular Digital Product to the Group following Completion; and

b.	immediately prior to Completion, a member of the Retained Group is providing that Digital Product to a member of the Group or a member of the Group is providing that Digital Product to its customers, the following shall apply, in respect of that Digital Product (as applicable):

c.	the Vendor will procure that a member of the Retained Group provides such Digital Product to the relevant member(s) of the Group receiving such digital product or service, for the Digital Products Transition Period as a Telefonica Group Service and subject to the terms of the Transitional Service Agreement;

d.	the Purchaser will procure the payment, to the relevant member of the Retained Group, of the charges for such Digital Product which will be the Digital Products Costs plus five per cent. (5%), to be invoiced on a quarterly basis; and

e.	if the Company’s consent is withheld or delayed in respect of an Irrecoverable Cost, the Vendor shall not be liable for a failure of the Retained Group to provide the affected Digital Product in accordance with the Transitional Services Agreement, to the extent that such failure is a result of not incurring the Irrecoverable Cost.

(3)	Nothing in this clause 5.3.4(B) shall prevent normal conduct of business in accordance with clause 3.6, or restrict any operations of the Retained Group.

5.3.5	Maintenance of benefits: Save as required by law or regulation for a period of eighteen (18) months following Completion, the Purchaser shall, and shall procure that the Company shall:

(a)	not make any materially adverse change to any of the employees’ benefits, payments made and benefits provided in the event of redundancy or other payments made or benefits provided on involuntary termination of employment for which all employees (or any of them) are eligible or entitled at the date of this Agreement (to the extent permissible by law), unless the relevant benefits are specific to the Telefonica Group and it is not possible for the Purchaser to replicate such benefits without incurring material cost and except for any amendment to the trust deed and rules of the Telefonica UK Pension Plan dated 28 February 2013 to clarify that a member retiring or being made redundant on or after 28 February 2013 is not eligible for benefits under rule 6(2) of the section rules 2, 2A, 3 and 3A of the Telefonica UK Pension Plan;

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(b)	not make any materially adverse changes to any of the employees’ existing terms and conditions of employment at the date of this Agreement, unless the relevant terms and conditions are specific to the Telefonica Group; and

(c)	maintain the Telefonica UK Pension Plan.

5.3.6	Payment of entitlements to employees

(A)	The Purchaser undertakes to procure that the relevant Group Companies shall (a) pay to the employees of any Group Companies the amounts notified to the Purchaser under clause 5.3.6(C)(3) to be made (i) in respect of the Bonus Scheme and (ii) under the Long Term Incentive Plans (and shall in each case withhold from such payments and account to the relevant Tax Authority for any taxation and employee social security (or similar) contributions which are subject to withholding requirements); (b) account to the relevant Tax Authority for any employer social security (or similar) contributions payable in respect of any payment under (a) above, in each case irrespective of whether any Group Company has any contractual liability to make any such payments (and account for any taxation and social security (or similar) contributions as aforesaid); and (c) account to the relevant Tax Authority for (1) any taxation and employee social security (or similar) contributions which are subject to withholding requirements in relation to the receipt by employees of any Group Company of shares under the Telefonica Restricted Share Plan (as notified to the Purchaser under clause 5.3.6(C)(3)); and (2) any employer social security (or similar) contributions payable in respect of the receipt of shares referred to in (1) above, in each case irrespective of whether any Group Company has any liability to account for any taxation and social security (or similar) contributions as aforesaid;

(B)	The Vendor covenants to pay to the Purchaser an amount equal to any losses or liabilities (including any direct or indirect consequential losses, loss of profit and loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other reasonable professional fees and costs) which may be suffered or incurred by the Purchaser or any Group Company and which arise directly or indirectly in connection with any liability of, or claim against any of them, under or in respect of the Bonus Scheme, the Telefonica Restricted Share Plan and the Long Term Incentive Plans save to the extent that such loss is as a result of the Purchaser’s failure to procure the payments notified to the Purchaser under clause 5.3.6(C)(3) due to employees under the Bonus Scheme and the Long Term Incentive Plans in which case, the Purchaser covenants to pay the Vendor mutatis mutandis.

(C)	The Vendor shall provide, or procure the provisions of, the following to the Purchaser:

(1)	at least 20 days prior to Completion, a statement of the aggregate amount of the estimated Transaction Bonus Amount, estimated LTIP Amount and estimated employer social security (or similar) liability in relation to the receipt of shares by employees of any Group Company under the

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Telefonica Restricted Share Plan (the “Bonus Scheme Statement”) which aggregate amount less the estimated value as at the Completion Date of the assets (whether in cash or otherwise) of the EBT that the Vendor believes will be available to fund the relevant liability (which shall be notified to the Purchaser at the same time as delivery of the Bonus Scheme Statement) will be included as an amount of Debt considered in the calculation of the Vendor Estimated Completion Net Debt (but not included in the Vendor Estimated Completion Working Capital) thereby reducing the Initial Purchase Price by such amount as may be determined in accordance with Schedule 8);

(2)	on Completion, a list of the relevant employees of the Group Companies who are entitled to receive an amount under the Bonus Scheme and/or the Long Term Incentive Plans and/or shares under the Telefonica Restricted Share Plan;

(3)	within 20 Business Days following the Completion Date, an updated Bonus Scheme Statement which shall include the final Transaction Bonus Amount and LTIP Amount and details of amounts payable to each relevant employee and the final value of shares made available to employees of any Group Company under the Telefonica Restricted Share Plan and the associated employer social security (or similar) liability. Any difference between (i) the final aggregate Bonus Amount and LTIP Amount and employer social security (or similar) liability in connection with the Telefonica Restricted Share Plan and (ii) the amount provided for in the Bonus Scheme Statement referred to in paragraph (1) above, together with any difference between (a) the estimated value (whether in cash or otherwise) of the EBT assets that the Vendor believed would be available to fund the relevant liability and (b) the actual amount of cash within the EBT at the Completion Date which was in fact made available to fund the relevant liability (which shall be notified to the Purchaser at the same time as delivery of the updated Bonus Scheme Statement, shall be included in the post-completion adjustment mechanisms and Purchaser Completion Schedules in accordance with Parts B and C of Schedule 8; and

(4)	payment of a cash amount equivalent in value to the taxation and social security (or similar) contributions to be accounted for by the Group Companies to the relevant Tax Authority pursuant to clause 5.3.6(A)(c)(1) in connection with the Telefonica Restricted Share Plan.

5.3.7	Maintenance of Books and Records

The Purchaser shall procure that:

(1)	the Company shall preserve all books, records and documents of the Group Companies which are at Completion in the possession or under the control of the Group Companies insofar as the same record matters occurring on or before Completion in accordance with the Company’s document retention policy; and

(2)	until the sixth anniversary of Completion (or in the event of any claim being made by the Purchaser under the Warranties or the Tax Deed until such

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later time as the same is determined) the Vendor and its agents, accountants, solicitors and other professional advisers shall be allowed the right to inspect and take copies of the books, records and documents referred to in clause 5.3.7(1) for the sole purpose of complying with its tax, regulatory or audit obligations as required by law (but only in relation to matters recorded therein which occurred on or before Completion) at all reasonable times upon the Vendor giving reasonable notice of such requirement to the Company, provided that clause 5.3.7(1) shall not apply to any books, records or documents of the Pensions Trustee to the extent relating to its capacity as trustee of the Telefonica UK Pension Plan.

5.3.8	Change of Group Company names

The Purchaser shall procure that as soon as practicable after Completion and in any event within three months of the date of Completion any Group Company bearing the name Telefonica or O2 shall change its name to a name that does not incorporate Telefonica or O2 or anything confusingly similar thereto, save that in respect of any Group Company name which is embedded into the information technology systems of the Group, such change of name shall occur as soon as reasonably practicable after Completion and in any event within 12 months of the date of Completion.

5.3.9     Obligations regarding Release of Security, Encumbrances and Debt

(1)	The Vendor undertakes with the Purchaser to use all reasonable endeavours to procure, upon, or promptly following, Completion, the release of all security, guarantees and indemnities given by any Group Company in relation to any obligation of any member of the Retained Group. After Completion, pending the release of all such security, guarantees and indemnities, the Vendor shall indemnify and keep indemnified the Purchaser and the Purchaser’s Group against any and all losses, liabilities, claims, costs, expenses and fees in connection with such security, guarantees or indemnities.

(2)	The Purchaser undertakes with the Vendor to use all reasonable endeavours to procure, upon, or promptly following, Completion, the release of all security, guarantees and indemnities given by any member or members of the Retained Group in relation to any obligation of the Group following the disclosure of any such security, guarantees and indemnities to the Purchaser. After Completion, pending the release of all such security, guarantees and indemnities, the Purchaser shall indemnify and keep indemnified the Vendor and the Retained Group against any and all losses, liabilities, claims, costs, expenses and fees in connection with such security, guarantees or indemnities.

(3)	The Vendor undertakes with the Purchaser: (i) to procure the release of any registered charges on the Shares; and (ii) to remove any Encumbrances over any assets of any Group Company other than Permitted Encumbrances, in each case, prior to Completion. In respect of (ii) in

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connection with the JV Companies, the obligations of the Vendor shall be limited to so far as lies within the Vendor’s power of procurement.

(4)	The Vendor undertakes with the Purchaser that: (i) at Completion the balance of Factoring Payables shall be zero; (ii) save for the Repayment Debt and save for any contingent liabilities in respect of the Pension Schemes, at Completion no Group Company shall owe any Financial Debt to any person, other than another Group Company; (iii) the Repayment Debt shall be owed by the Company (and not any other Group Company); (iv) it shall procure that the payment of the Debt Repayment Amount in accordance with paragraph 3 of Schedule 4 shall be in full and final settlement of the Repayment Debt; and (v) to the extent that at Completion, any amounts are owed by any Group Company to any member or members of the Retained Group, aside from the Repayment Debt and other trade payables in the ordinary course, all such amounts shall be unconditionally waived at Completion.

(5)	The Vendor undertakes with the Purchaser that on or before Completion, any amounts owed by any member of the Retained Group to any Group Company shall be repaid, other than any trade payables incurred in the ordinary course (which shall be paid in accordance with the payment terms in the relevant contract or, if there are no such payment terms, within a reasonable period).

5.3.10	Wrong Pockets

(1)	If at any time following Completion, either party becomes aware that (a) any Group Company owns any asset (other than real property) or right (including Intellectual Property Rights) which in the 12 months prior to the date of this Agreement has been used predominantly in the business of the Retained Group; (b) any employee who is not a Relevant Employee is employed by a Group Company; (c) any Group Company owns any asset or right which is to be transferred to, owned by or vested in a member of the Retained Group in accordance with the Reorganisation Steps Plan or any New Spectrum, then that party shall notify the other party of that fact. Thereafter, at the request of the Vendor (or at the request of either party in the case of (b) above), the Purchaser undertakes (at the cost of the Vendor) to execute or procure the relevant Group Company executes such documents and does such acts as may be reasonably necessary to procure the transfer of any such asset, right or New Spectrum together with any liabilities and/or any benefit or sum paid or accruing, in each case, to the extent relating thereto, or the reallocation of the relevant employee, to a member of the Retained Group nominated by the Vendor as soon as reasonably practicable and the Vendor shall do all things reasonably necessary to facilitate such a transfer or reallocation. In case of transfer of any asset, right or liability, such asset, right or liability shall be transferred at its nominal value (or where the value of such asset is included in the Completion Accounts, at the value accounted for in the Completion Accounts). In the case of transfer or

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reallocation of any employee pursuant to this clause, if, having taken such steps as reasonably necessary to reallocate such employee it is not possible to do so, the Purchaser may terminate such employee.

(2)	If at any time following Completion, either party becomes aware that (a) any member of the Retained Group owns any asset (other than real property or any New Spectrum) or right (including Intellectual Property Rights but excluding the Assigned IPR) which in the 12 months prior to the date of this Agreement has been used predominantly in the business of a Group Company; (b) any Relevant Employee (save for any such employee who transferred to a member of the Retained Group in accordance with the Employee Journeys Document) is employed by a member of the Retained Group; or (c) any member of the Retained Group owns any asset or right which is to be transferred to, owned by or vested in a Group Company in accordance with the Reorganisation Steps Plan, then that party shall notify the other party of that fact. Thereafter, at the request of the Purchaser, the Vendor undertakes (at its own cost) to execute or procure the relevant Retained Group company executes such documents and does such acts as may be reasonably necessary to procure the transfer of any such asset or right together with any liabilities and/or any benefit or sum paid or accruing, in each case, to the extent relating thereto, or the reallocation of the relevant employee, to a Group Company nominated by the Purchaser as soon as reasonably practicable and the Purchaser shall (at the Vendor’s cost) do all things reasonably necessary to facilitate such a transfer or reallocation. In case of transfer of any asset or right, such asset or right or liability shall be transferred at its nominal value (or where the value of such asset is included in the Completion Accounts, at the value accounted for in the Completion Accounts).

(3)	If at any time after Completion, either party becomes aware that any real property which is not listed in Schedule 15 and is not used for the purposes of the Group at the date of this Agreement is vested in the Group, then that party shall notify the other party of that fact. Thereafter, at the request of the Vendor, the Purchaser undertakes (at the cost of the Vendor) to execute or procure the relevant Group Company executes such documents and does such acts as may be reasonably necessary to procure the transfer of the title to such real property to a member of the Retained Group nominated by the Vendor as soon as reasonably practicable and the Vendor shall do all things reasonably necessary to facilitate such a transfer. The real property shall be transferred at no consideration (or where the value of such real property is included in the Completion Accounts, at the value accounted for in the Completion Accounts) but otherwise at the Vendor’s expense.

(4)	If at any time after Completion, either party becomes aware that any real property which is used for the purposes of the Group at the date of this Agreement is vested in a member of the Retained Group, then that party shall notify the other party of that fact. Thereafter, at the request of the Purchaser, the Vendor undertakes (at the cost of the Vendor) to execute or procure the relevant member of the Retained Group executes such documents and does such acts as may be reasonably necessary to procure the transfer of the title to such real property to a Group Company nominated by the Purchaser as soon as reasonably practicable and the

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Vendor shall do all things reasonably necessary to facilitate such a transfer. The real property shall be transferred at no consideration (or where the value of such real property is included in the Completion Accounts, at the value accounted for in the Completion Accounts) but otherwise at the Vendor’s expense.

(5)	Pending such valid transfer in accordance with sub-clauses (1) to (4) (inclusive) above, such asset, right or liability or real property shall be held by the relevant party as agent of and trustee for the other party.

(6)	If any payment under this clause 5.3.10 constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall promptly provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient any VAT due.

5.3.11	No Double Recovery and No Double Counting

None of the Vendor, the Purchaser nor any Group Company may recover under this Agreement or any of the Transaction Documents or otherwise more than once in respect of the same liability suffered or amount for which the relevant party is otherwise entitled to claim (or part of such liability or amount), and no liability or amount (or part of any liability or amount) shall be taken into account, set off or credited more than once under this Agreement or any of the Transaction Documents or otherwise, with the intent that there will be no double counting under this Agreement or any of the Transaction Documents or otherwise.

5.4	Indemnities

5.4.1	[***] Indemnity

The Vendor covenants to pay to the Purchaser on demand by way of adjustment to the purchase price for the Shares an amount equal to any payment made or other loss suffered following Completion by the Purchaser or any Group Company to the extent arising from the [***], provided that the fees and disbursements of advisers reasonably incurred in connection with investigating, rectifying, defending or settling any litigation, arbitration commenced or threatened arising from such [***] shall be a loss for the purposes of this clause 5.4.1 and provided further that the Vendor’s liability in respect of any liabilities of any of the JV Companies shall be limited to its Proportionate Share of such liability. The Vendor shall not be liable for any claim in respect of this clause 5.4.1 to the extent that a claim is made on or after the date which is 7 years from the date of this Agreement.

5.4.2	[***] Indemnity

The Vendor covenants to pay to the Purchaser on demand by way of adjustment to the purchase price for the Shares an amount equal to any payment made or other loss suffered following Completion by the Purchaser or any Group Company to the extent arising from the [***], provided that the fees and disbursements of advisers reasonably incurred in connection with investigating, rectifying, defending or settling any litigation, arbitration commenced or threatened arising as a result of

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the [***] shall be a loss for the purpose of this clause 5.4.2 and provided further that the Vendor’s liability in respect of any liabilities of any of the JV Companies shall be limited to its Proportionate Share of such liability. The Vendor shall not be liable for any claim in respect of this clause 5.4.2 to the extent that a claim is made on or after the date which is 7 years from the date of this Agreement.

5.4.3	[***] Indemnity

The Vendor covenants to pay to the Purchaser on demand by way of adjustment to the purchase price for the Shares an amount equal to any payment made or other loss suffered following Completion by the Purchaser or any Group Company to the extent arising from any breach of, or failure to meet the milestones or other contractual obligations or commitments in, the [***] occurring prior to Completion (including any liquidated damages incurred in accordance with the [***] and any loss of incentive payments) provided that the fees and disbursements of advisers reasonably incurred in connection with investigating, rectifying, defending or settling any litigation or arbitration shall be a loss for the purposes of this clause 5.4.3. The Vendor shall not be liable for any claim in respect of this clause 5.4.3 to the extent that a claim is made on or after the date which is 6 years from the date of this Agreement.

5.4.4	Conduct of Indemnity Claims

If at any time the Purchaser or any Group Company becomes aware of any claim, action or demand against the Purchaser or any Group Company which may result in the Purchaser bringing an Indemnity Claim against the Vendor (save in respect of any Indemnity Claims under clauses 4.9.2 and 5.3.6(B)):

(1)	the Purchaser shall (and shall procure that the relevant Group Company shall):

(i)	notify the Vendor in writing of the details of such claim as soon as reasonably practicable and provide such information and access to personnel, premises, chattels, documents and records to the Vendor and its professional advisers as they may reasonably require relating to the action taken or proposed to be taken by the Purchaser or the relevant Group Company; and

(ii)	not make (and will procure that its officers and employees will not make) any admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Vendor;

(2)	the Vendor shall have sole conduct of the defence or compromise of the claim and as between the Vendor and the Purchaser, the Vendor shall have the sole right to any costs and damages awarded as a result; and

(3)	the Purchaser shall (and shall ensure that the relevant Group Company shall):

(i)	act in accordance with the instructions of the Vendor and provide the Vendor such assistance as it shall reasonably require, at the Vendor’s cost (provided such costs of the Purchaser and the relevant

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Group Company are properly incurred), in respect of the conduct of such defence or compromise;

(ii)	take all reasonable steps to mitigate any loss suffered by it in that regard including, at the Vendor’s cost, any reasonable steps required by the Vendor; and

(iii)	keep the Vendor informed in a timely fashion of the progress of other proceedings or actions in connection with the claim; and

(4)	notwithstanding any other provision of this clause 5.4.4, if any claim, action or demand against the Purchaser or a Group Company remains outstanding against the Purchaser or the relevant Group Company on the date which is one year prior to the expiry of the relevant indemnity time limit in connection with any of the Indemnity Claims under clauses 5.4.1 to 5.4.3, the Purchaser shall have the right to resume sole conduct of the defence or compromise of the claim and may take any steps in connection with defending or compromising such claim as it, in its sole discretion, determines except where the Vendor covenants to pay the Purchaser for an extended period, in which case, this provision shall apply on the date falling one year prior to the end of such extension.

5.5	Intra Group Agreements

Save in respect of any intra group arrangements referred to in the Transitional Services Agreement, the Vendor acknowledges that the Purchaser shall have an option to terminate any Intra Group Agreement, on demand and without compensation or any termination payment, within three months following Completion by serving written notice on the relevant member of the Telefonica Group. The Vendor agrees that any Group Company which is either a party to, or has obligations under, benefits from or adheres to, any supply or procurement contract to which any member of the Retained Group is party, including the Sourcing Services Contract, shall, on request by the Purchaser, be released with effect from Completion from such contract and any obligation or liabilities arising thereunder.

5.6	Assignment of Certain Trade Marks

Prior to carrying out the Pre-Completion Reorganisation, the Vendor shall procure that: (i) Telefonica Digital Espana shall assign to Telefonica UK, UK trade mark registrations nos. 2649981 MICROGAFF and 2649984 NANOGAFF, and (ii) the relevant forms are filed with the UK Intellectual Property Office for the recordal of the change in title from Telefonica Digital Espana to Telefonica UK.

5.7	Purchaser Pensions Obligations

5.7.1	The Purchaser covenants to pay to the Vendor by way of adjustment to the purchase price for the Shares an amount equal to any payment made or other loss suffered or liability incurred in respect of the Telefonica UK Pension Plan by the Vendor (acting for itself and as agent and trustee for each member of the Telefonica Group), any member of the Telefonica Group, or any other person connected to, or associated with the Vendor or any member of the Telefonica Group, as a result of or in connection with the exercise on or after Completion by

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the Pensions Regulator of his powers to issue a financial support direction or contribution notice under sections 38 to 51 of the Pensions Act 2004 to the extent that such exercise arises as a result of or in connection with any action or inaction by the Purchaser or any member of the Purchaser’s Group after Completion or in relation to a financial support direction solely in respect of any circumstances of any member of the Purchaser’s Group that arise after Completion.

5.7.2	If at any time the Vendor becomes aware of any exercise (whether actual or threatened) by the Pensions Regulator of his powers under sections 38 to 51 of the Pensions Act 2004 in a manner to which the provisions of Clause 5.7.1 may reasonably be expected to apply, the Vendor shall (and shall procure that each member of the Telefonica Group shall):

(1)	notify the Purchaser in writing of the details of such exercise by the Pensions Regulator as soon as reasonably practicable and provide such information and access to such information and access to personnel, premises, chattels, documents and records to the Purchaser and its professional advisers as they may reasonably require relating to the applicable act, failure to act or circumstances;

(2)	co-operate and consult in good faith with the Purchaser in connection with any investigation undertaken by the Pensions Regulator and any engagement with the Pensions Regulator in connection with such exercise; and

(3)	not make (and will procure that its officers and employees will not make) any admission of liability, agreement, settlement or compromise with the Pensions Regulator in relation to any such exercise of the Pensions Regulator's powers without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

5.7.3	At the reasonable request of the Vendor, MergeCo shall, on reasonable notice, engage in a discussion with the Pensions Trustee with a view to providing the Pensions Trustee with reasonable information regarding the proposed financial position and credit profile of MergeCo and the Group following Completion and with such other information as the Pensions Trustee may reasonably require for the purposes of forming a view on the covenant strength of MergeCo and the Group following Completion. To the extent that MergeCo provides information to the Pensions Trustee in accordance with this clause 5.7.2, MergeCo shall promptly provide a copy to the Vendor save that MergeCo shall not provide to the Vendor any information that it considers, acting reasonably, to be commercially sensitive.

5.7.4	The Purchaser shall, and shall procure that the relevant members of the Purchaser’s Group shall, use reasonable endeavours, and work together with the Vendor and the relevant members of the Telefonica Group in good faith and in a commercially reasonable manner, in order to secure that (i) any amounts payable under clause 4.8, (ii) any Section 75 Debts that may be payable prior to Completion, and (iii) any Section 75 Debts that may be payable by or on behalf of any Ceasing Pensions Employer post Completion, are paid to the Telefonica UK Pension Plan in a tax efficient manner including in accordance with such arrangements as are reasonably requested or proposed by the Vendor for that

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purpose, including, without limitation, any Section 75 Debt apportionment mechanism under the Employer Debt Regulations.

5.8	Repayment of Outstanding Intra Group Amounts

The Purchaser undertakes to procure that within ten (10) Business Days of the Completion Date all items taken into account in (s) of the definition of Debt, shall in each case be repaid in full by the relevant Group Company to the relevant member of the Retained Group.

5.9	[***]

Prior to Completion:

5.9.1	the Vendor shall procure that [***] and [***] enter into an agreement with Telefonica UK, on substantially the same terms as the agreements in place with the Retained Group, in so far as those agreements relate to [***], to provide the same products and services that they are currently providing to members of the Group and the Retained Group, in respect of [***]-related software including the [***] Modules, ("[***] Software"), and shall notify the Purchaser within fifteen (15) Business Days upon the putting in place of such agreements; and

5.9.2	the Vendor shall procure that the members of the Retained Group shall assign to Telefonica UK:

(1)	the Intellectual Property Rights owned by the Retained Group in the [***] Software; and

(2)	all the [***]-related Documentation and know-how owned by the Retained Group, and will provide such training as may reasonably be required by Telefonica UK to maintain, develop, modify, enhance and operate the [***] Software.

5.10	Directors and Officers insurance

For a period of six (6) years from the Completion Date, the Purchaser agrees to procure that the Company purchases a run-off directors and officers insurance policy in respect of any liabilities that may arise as a result of acts committed prior to Completion, such liabilities not exceeding one hundred million (100,000,000) Euros per annum in respect of aggregated claims.

5.11	[***]

5.11.1	If: (i) the Vendor has not obtained the waiver of the change of control rights in the [***] pursuant to clause 3.11(3) prior to Completion; and (ii) [***] is re-phased or otherwise accelerated by [***] in accordance with its contractual rights as a result of the transaction contemplated by this Agreement, the Vendor covenants to pay to the Purchaser on demand by way of adjustment to the purchase price for the Shares an amount equal to the difference between the [***] (such amount being the “[***]”), provided that this clause 5.11.1 shall not apply to the extent that the aggregate payments required under such re-phased [***] exceed the aggregate payments set out in the [***].

5.11.2	The Purchaser shall provide a written notification (the “[***]”) to the Vendor of its calculation of the [***] (including workings) as soon as practicable after the

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amendments to the [***] that have been required by [***] take effect. If the Vendor disagrees with the Purchaser’s calculation of the [***] as set out in the [***] it shall provide a written notification (the “[***]”) to the Purchaser within five Business Days of receipt of the [***]. If no [***] has been received by the Purchaser upon the expiry of such five Business Day period then the calculation set out in the [***] shall be deemed to have been agreed by the Vendor.

5.11.3	If the Vendor serves a [***] on the Purchaser, the Vendor and the Purchaser shall, during the five Business Days following delivery, use their reasonable efforts to reach agreement on the [***]. If, during such period, the Vendor and the Purchaser are unable to reach agreement they shall promptly thereafter jointly appoint an Independent Accountant to determine the [***]. The provisions of paragraphs 5 to 9 of Part B of Schedule 8 shall apply mutatis mutandis to the appointment of and determination of the [***] by the Independent Accountant.

5.11.4	Any payment pursuant to this clause 5.11 shall be made within five Business Days of agreement or determination of the [***].

5.11.5	If [***] exercises its rights under the [***] in accordance with clause 5.11.1, the Purchaser undertakes to: (i) use its reasonable efforts to minimise the financial effect on Telefonica UK of such re-phasing or acceleration of the [***]; and (ii) not agree any other amendment to the [***] which would have an adverse effect on any payments pursuant to this clause 5.11 from the date of such exercise until the date of such re-phasing or acceleration is effected, without the prior written consent of the Vendor (not to be unreasonably withheld or delayed).

5.11.6	For the purposes of this clause 5.11:

[***];

[***];

[***]; and

[***].

6	UPSIDE INTEREST SHARING

From the Completion Date onwards the provisions of Schedule 7 shall apply.

7	MISCELLANEOUS PROVISIONS

7.1         Announcements:

7.1.1	Neither party will make any announcement to shareholders, employees, customers or suppliers or to securities markets or other authorities or to the media or otherwise, regarding the subject matter of any of the Transaction Documents or any term or provision of any of them without the prior written approval of the other party to this Agreement.

7.1.2	Clause 7.1.1 will not apply if, and to the extent that, such announcement is required by any law applicable to the party making the announcement or by:

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(1)	bona fide contractual arrangements with unrelated third parties in existence at the date of this Agreement; or

(2)	any securities exchange, regulatory or governmental authority or court having jurisdiction over the party making the announcement, whether or not the requirement has the force of law,

provided that any such announcement may only be made after prior consultation with the other party to this Agreement to the fullest extent permitted by law or by the rules or requirements of any such exchange, authority or court.

7.1.3	If either party proposes to make an announcement pursuant to this clause 7.1, it will provide copies of that proposed announcement to the other party to this Agreement before the announcement is made unless this is not reasonably practicable or would be in breach of any law or regulation, in which case a copy of the announcement will be so provided to each party as soon as reasonably practicable or in accordance with law or regulation.

7.2	Confidentiality:

7.2.1

(1)	The Purchaser undertakes with the Vendor (and undertakes from Completion as agent and trustee for each Group Company) that it will and will procure that each of its Affiliates and its and their respective directors, officers, employees and agents will preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for its own or any other purposes, the Group Confidential Information (at any time up to the date of Completion) or the Retained Group Confidential Information (at any time) except:

(a)	in the circumstances set out in clause 7.2.1(2);

(b)	to the extent otherwise expressly permitted by the Transaction Documents;

(c)	to its professional advisers where such professional advisers are under a confidentiality obligation in respect of such information;

(d)	to its potential and actual providers of debt and/or equity financing and their respective professional advisers, provided that the categories of information to be shared with such persons has been agreed between the parties in writing in advance; or

(e)	with the prior written consent of the Vendor.

(2)	The Purchaser (the disclosing party) is permitted to disclose Confidential Information:

(a)	where the Confidential Information is in or, after the date of this Agreement, enters, the public domain otherwise than as a result of: (i) a breach by the disclosing party of its obligations in this clause 7.2.1 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation where the

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disclosing party is or was or should reasonably have been aware of such breach; or

(b)	if and to the extent that the disclosing party discloses Confidential Information to any person: (i) in compliance with any requirement of law, or (ii) in response to a requirement of any securities exchange, regulatory authority, governmental authority, Tax Authority or court having jurisdiction over the disclosing party, or (iii) in order to obtain tax or other clearances or consents from HMRC or other relevant Tax or regulatory authorities, PROVIDED that any such information disclosable pursuant to this sub-clause may, to the fullest extent permitted by law, be disclosed only after prior consultation with the Vendor.

7.2.2

(1)	The Vendor undertakes with the Purchaser (and undertakes as agent and trustee for each member of the Retained Group) that it will and will procure that each of its Affiliates and its and their respective directors, officers, employees and agents will preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for its own or any other purposes, the Group Confidential Information or the Purchaser Confidential Information (at any time) except:

(a)	in the circumstances set out in clause 7.2.2(2);

(b)	to the extent otherwise expressly permitted by the Transaction Documents;

(c)	to its professional advisers where such professional advisers are under a confidentiality obligation in respect of such information; or

(d)	with the prior written consent of the Purchaser.

(2)	The Vendor (the disclosing party) is permitted to disclose Group Confidential Information:

(a)	where the Group Confidential Information is in or, after the date of this Agreement, enters, the public domain otherwise than as a result of: (i) a breach by the disclosing party of its obligations in this clause 7.2.2 or (ii) a breach by the person who disclosed that Group Confidential Information of a confidentiality obligation where the disclosing party is or was or should reasonably have been aware of such breach; or

(b)	if and to the extent that the disclosing party discloses Group Confidential Information to any person: (i) in compliance with any requirement of law, or (ii) in response to a requirement of any securities exchange, regulatory authority, governmental authority, Tax Authority or court having jurisdiction over the disclosing party, or (iii) in order to obtain tax or other clearances or consents from HMRC or other relevant Tax or regulatory authorities, PROVIDED that any such information disclosable pursuant to this sub-clause may, to the

*** Confidential Treatment Requested

fullest extent permitted by law, be disclosed only after prior consultation with the Purchaser.

7.2.3	The parties agree to procure that from the date of Completion, the existing confidentiality agreement between the Vendor and Hutchison International Limited dated 8 February 2015 shall terminate and be of no further effect, without prejudice to any accrued rights of the parties thereunder.

7.3	Assignment:

7.3.1	Subject to clause 7.3.2, neither party may assign, transfer, novate, declare a trust of the benefit of or in any other way alienate any of its rights or obligations under this Agreement whether in whole or in part, except the Purchaser shall be entitled to assign or transfer its rights by way of security in connection with any Proposed Financing to a security agent or pledgee which is an Approved Bank, provided that such lenders shall not be entitled to receive under this Agreement any greater amount than that to which the Purchaser would have been entitled.

7.3.2	The parties acknowledge MergeCo has the right to assign, transfer, novate or otherwise alienate all or any of its rights or obligations under this Agreement in favour of and/or to the Purchaser on notice to the parties to this Agreement, provided that the Purchaser Guarantee will continue to apply to such obligations as transferred or novated in accordance with this clause.

7.4	Costs and Expenses: Each party to this Agreement will pay its own costs and expenses of, and incidental to, the negotiation, preparation and implementation of any Transaction Document or otherwise incurred with a view to effecting the transaction. Without prejudice to its rights under the Tax Deed, the Purchaser shall pay all stamp and other transfer duties and registration fees applicable to any document which arise as a result of the purchase of the Shares under this Agreement.

7.5	Severability: All of the terms and provisions of this Agreement and of each of the Transaction Documents are distinct and severable and if any term or provision is held or declared to be unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it will, to that extent only, be deemed not to form part of this Agreement and the enforceability, legality and validity of the remainder of this Agreement will not in any event be affected. The parties will then use reasonable endeavours to agree to replace the unenforceable, illegal or void term or provision with a term or provision which is legal and enforceable and which has an effect that is as near as possible to the intended effect of the term or provision to be replaced.

7.6         Whole Agreement:

7.6.1	The Transaction Documents supersede all prior representations, arrangements, understandings and agreements and set out the entire, complete and exclusive agreement and understanding between the parties in relation to the subject matter of the Transaction Documents.

7.6.2	The Purchaser acknowledges and agrees that, other than as expressly set out in this Agreement, it has not been given and has not been relied upon nor been induced to enter into any Transaction Document in reliance upon, any warranty,

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representation, covenant, undertaking, agreement, understanding, assurance or other statement (in each case express or implied) of any nature (Pre-Contractual Matters).

7.6.3	The Purchaser acknowledges and agrees with the Vendor that neither the Vendor nor any of its respective representatives, directors, officers, agents, employees or advisers has given or made any guarantee, representation or assurance to the Purchaser or to any of its directors, officers, agents, employees or advisers (Representatives), including as to the accuracy or completeness of the forecasts, estimates, projections, statements of intent or statements of opinion or in relation to any other information provided to the Purchaser or its Representatives (howsoever and whensoever provided) other than those expressly set out in this Agreement or, to the extent that any of them have so relied or been so induced, the Purchaser hereby unconditionally and irrevocably waives any claim or remedy which it or its Representatives might otherwise have had in relation thereto. The Purchaser and MergeCo acknowledges that the business plan set out in document 4.2.10.1 in the Virtual Data Room was provided on the basis set out in that document and in particular on a non-reliance basis and for the avoidance of doubt the provisions of this clause 7.6.3 shall apply to that document.

7.6.4	The Purchaser acknowledges and agrees with the Vendor that any warranty or other right which may be implied by applicable law in relation to the sale of the Shares is hereby excluded and if any such warranty or other right or remedy is incapable of exclusion, the Purchaser hereby irrevocably and unconditionally waives any claim, right or remedy which it might otherwise have had in relation thereto.

7.6.5	The Purchaser unconditionally and irrevocably waives any claims, rights or remedies which the Purchaser might otherwise have in relation to any Pre-Contractual Matters and the Vendor will have no liability in respect of them.

7.6.6	The Purchaser may make a claim for breach of contract in respect of any breach by the Vendor under any of the Transaction Documents but will have no claim or remedy in respect of rescission (save as otherwise provided herein) or misrepresentation (whether negligent or otherwise, whether made prior to and/or in this Agreement and whether in respect of any Pre-Contractual Matter or otherwise). In particular, except as otherwise provided in this Agreement, no circumstance, fact or matter which renders any Warranty incorrect or inconsistent with any other Warranty will give rise to any claim against the Vendor other than a claim for breach of contract in respect of the Warranty concerned.

7.6.7	This clause 7.6 will not exclude any liability for or remedy in respect of fraud, fraudulent misrepresentation, or wilful misstatement, by either party.

7.6.8	The parties acknowledge that they have equal bargaining power and the contract price is based, amongst other things, on the terms of this clause and, having taken independent advice, each of its sub-clauses are reasonable.

7.6.9	Save as expressly set out in this Agreement, neither party will owe any duty of care to the other party.

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7.7	Survival: This Agreement (other than any obligations which have already been fully performed) remains in full force and effect following Completion. Without prejudice to the foregoing, the Post-Termination Provisions will continue to have effect notwithstanding failure to waive or satisfy the Conditions.

7.8	Remedies Cumulative: Subject always to clause 7.5, the provisions of this Agreement and the rights and remedies of the parties are independent, cumulative and are without prejudice and in addition to any other rights or remedies which a party may have whether arising under statute, at common law, in equity, under contract, by virtue of custom or otherwise. The exercise by a party of any one right or remedy under this Agreement or at law or in equity will not (unless expressly provided in this Agreement or at law or in equity) operate so as to hinder or prevent the exercise by that party of any other right or remedy.

7.9	Waiver: A waiver by either party of any breach of any of the terms, provisions, conditions or covenants of this Agreement or the acquiescence of either party in any act (whether commission or omission) which but for such acquiescence would be a breach, will not constitute a general waiver of the term, provision, condition or covenant or of any subsequent act which is inconsistent with it.

7.10	Further Assurance: At any time after the date of this Agreement, each party hereto will use reasonable endeavours to procure that any documents are executed and any acts and things are done as may reasonably be required by the other party and at the sole cost and expense of the other party, for the purpose of giving to that party the full benefit of the provisions of this Agreement. For the avoidance of doubt, the parties agree that completion of this Agreement is not in any way subject to or conditional upon compliance with any conditions of any acquisition finance of the Purchaser.

7.11	Effect of Delay: No failure or delay by the Purchaser in exercising any right or remedy provided by law or under this Agreement or any Transaction Document shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

7.12      Notices:

7.12.1	Any notice or other communication to be given or served under this Agreement will be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service (subject to clause 7.12.3), may be delivered or sent by pre-paid post or facsimile addressed as follows:

to the Vendor:	Telefonica S.A. Ronda de la Comunicación s/n, 28050 Madrid, Spain Fax: 34917271401 Attention: Group General Counsel

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to the Purchaser:	Hutchison House, 5 Hester Road, Battersea, London, SW11 4AN Fax: + 44(0) 207 350 5711 Attention: The Company Secretary

with a copy to:	Hutchison Whampoa Limited, 22 Floor, Hutchison House, 10 Harcourt Road, Hong Kong Fax: + 852 2128 1778 Attention: The Company Secretary

to the MergeCo:	Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1 -1104, Cayman Islands Fax: +1 345 949 8080 Attention: The Company Secretary

with a copy to:	Hutchison Whampoa Limited, 22 Floor, Hutchison House, 10 Harcourt Road, Hong Kong Fax: + 852 2128 1778 Attention: The Company Secretary

or to such other address or facsimile number as the addressee may have previously substituted by notice.

7.12.2	A notice or other communication will be deemed to have been duly served or given:

(1)	in the case of delivery, at the time of delivery;

(2)	in the case of posting, 48 hours after posting (and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered and posted by airmail will be sufficient evidence that the notice or other communication has been duly served or given); or

(3)	in the case of facsimile, upon receipt by the addressee of the complete text in legible form,

but if a notice is given or served at business premises other than between 9.00 am and 5.00 pm on a Business Day, it will be deemed to be given or served between those hours on the next following Business Day.

7.12.3	A party giving or serving a notice or other communication under this Agreement by facsimile will also give or serve a copy by post but without prejudice to the validity and effectiveness of the service by facsimile.

7.12.4	All notices or other communications will be in the English language.

7.13	Service of Agent: Without prejudice to any other mode of service:

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7.13.1	the Vendor irrevocably appoints Telefonica Digital, 20 Air Street, London, W1B 5AN and MergeCo irrevocably appoints the Purchaser as agent for service of process relating to any proceedings before the courts of England in connection with this Agreement, and each such party agrees to maintain as its agent the process agent in England so notified hereby during the term of this Agreement and after that during such period as any action may be taken under it; and

7.13.2	failure by a process agent to notify a party of the process will not invalidate the proceedings concerned.

7.14	Third Party Rights: A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

7.15	Payments:

7.15.1	All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as required by law. If any deductions or withholdings are required by law in respect of the payment of the consideration for the Shares payable under clause 2 (but, for the avoidance of doubt, not in respect of any Purchase Price Locked Box Fee payable under clause 3.18 or any payment which is treated as an adjustment to the consideration) in circumstances where the deduction or withholding is a Purchaser-Linked Deduction, the Purchaser or MergeCo shall be obliged to pay to the Vendor such sum as will, after such deduction or withholding has been made, leave the Vendor with the same amount as it would have been entitled to receive in the absence of any such requirement to make such a deduction or withholding, provided that if the Vendor shall have assigned or transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to an assignment or transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the Purchaser or MergeCo under this clause 7.15 shall be limited to that (if any) which it would have been had no such assignment, transfer, or change taken place.

7.15.2	For the purposes of this clause 7.15, a “Purchaser-Linked Deduction” means any deduction or withholding imposed on the consideration payable for the Shares under clause 2 (or any part thereof) (but, for the avoidance of doubt, not in respect of any Purchase Price Locked Box Fee payable under clause 3.18 or any payment which is treated as an adjustment to the consideration)

(1)	which arises as a result of a connection of the Purchaser, MergeCo or any other member of the Purchaser’s Group (other than a Group Company) and not by virtue of any connection of the Vendor or any member of the Telefonica Group with the jurisdiction imposing it, other than where that jurisdiction is the United Kingdom or Spain; or

(2)	to the extent that the amount of any deduction or withholding is greater than it would have been but for an assignment or transfer (for the avoidance of

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doubt) by whatever means, including by way of a declaration of trust or anything that amounts in substance to an assignment or transfer) by the Purchaser or MergeCo of the benefit in whole or in part of this Agreement or a change by the Purchaser or MergeCo of its tax residence or the permanent establishment to which rights under this Agreement are allocated.

7.15.3	If, and to the extent that, any relevant Tax Authority notifies any party that it considers that any amount (including, for these purposes, where such amount is nil) deducted or withheld from a payment of the consideration for the Shares payable under clause 2 of this Agreement (but, for the avoidance of doubt, not in respect of any Purchase Price Locked Box Fee payable under clause 3.18 or any payment which is treated as an adjustment to the consideration) is less than the amount required by law:

(1)	the parties shall co-operate in order to ensure that the correct amount is accounted for to the relevant Tax Authority; and

(2)

(a)	where, had the correct amount been deducted or withheld, the Purchaser or MergeCo would, pursuant to clause 7.15.1, have been obliged to increase the amount of the payment to the Vendor as a result of the Purchaser-Linked Deduction, the Purchaser or MergeCo shall indemnify the Vendor and the Vendor’s Affiliates against any loss suffered as a result thereof; and

(b)	in all other cases, the Vendor shall indemnify the Purchaser, MergeCo and the Purchaser’s Affiliates against any loss suffered as a result thereof,

except, in each case, in respect of any interest and penalties to the extent that such interest and penalties are attributable to an unreasonable delay or default by the indemnified party or its Affiliates.

7.15.4	The Vendor shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been or would otherwise be required to be made pursuant to clause 7.15.1 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy of them to the Purchaser.

7.15.5	If the Vendor receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the Purchaser or MergeCo such part of such additional amounts paid pursuant to this clause 7.15 as the Vendor certifies to the Purchaser will leave it (after such reimbursement) in no better and no worse position than would have arisen if the Purchaser or MergeCo had not been required to make such deduction or withholding.

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7.16	Counterparts: This Agreement may be executed in any number of counterparts and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same agreement.

7.17	Governing Law: Each of the Transaction Documents and any Dispute arising out of or in connection with them or their subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

7.18	Jurisdiction: The English courts will have exclusive jurisdiction to hear, settle and/or decide any Dispute. The Purchaser, MergeCo and the Vendor agree that the English courts are the most appropriate and convenient courts to hear and decide any Dispute and therefore that they will not argue to the contrary.

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SCHEDULE 1

THE COMPANY

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SCHEDULE 2A

SUBSIDIARIES

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SCHEDULE 2B

JV COMPANIES

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SCHEDULE 2C
NEW PERIMETER COMPANIES

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SCHEDULE 3
WARRANTIES

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SCHEDULE 4
COMPLETION OBLIGATIONS

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SCHEDULE 5
LIMITATIONS

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SCHEDULE 6
LIST OF INDIVIDUALS WITH KNOWLEDGE

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SCHEDULE 7
UPSIDE SHARING

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SCHEDULE 8
NET DEBT WORKING CAPITAL ADJUSTMENT

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SCHEDULE 9
NET DEBT REFERENCE SCHEDULE

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SCHEDULE 10
PROFORMA FINANCIAL INFORMATION

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SCHEDULE 11
EBITDA DEFINITION

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SCHEDULE 12
WORKING CAPITAL REFERENCE SCHEDULE

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SCHEDULE 13
AGREED FORM DOCUMENTS

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SCHEDULE 14
DATA ROOM INDEX

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SCHEDULE 15
PROPERTIES

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SCHEDULE 16
REGISTERED OWNED IPR

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SCHEDULE 17
KEY CONTRACTS

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SCHEDULE 18
CAPITAL EXPENDITURE REFERENCE SCHEDULE

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SCHEDULE 19
BALANCE SHEET MAPPING

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IN WITNESS whereof this Agreement has been duly executed by the parties to it on the date set out at the beginning of this Agreement.

SIGNED FOR AND ON BEHALF OF

TELEFONICA S.A.

by:
Special Attorney

FOR AND ON BEHALF OF

HUTCHISON 3G UK INVESTMENTS LIMITED

by:
Signature of Director

FOR AND ON BEHALF OF

HUTCHISON 3G UK HOLDINGS (CI) LIMITED

by:
Signature of Director

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